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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

HOSPIRA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

March 26, 2010

Dear Hospira Shareholder:

        You are cordially invited to attend the 2010 Annual Meeting of Shareholders of Hospira, Inc. at the Ritz-Carlton, 1881 Curtis Street, Denver, Colorado, on Tuesday, May 11, 2010 at 9:00 a.m., Mountain Time.

        This booklet includes the notice of annual meeting and the proxy statement. The proxy statement describes the business to be transacted at the meeting and provides other information about the company that you should know when you vote your shares.

        The principal business to be conducted at the meeting will be the election of three directors and ratification of the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira's auditors.

        It is important that your shares be represented, whether or not you attend the meeting. Shareholders of record can vote their shares via the Internet or by using a toll-free telephone number. Instructions for accessing the proxy materials appear on the Notice of Internet Availability of Proxy Materials mailed to you on or around March 26, 2010. If you hold shares through your broker or other intermediary, that person or institution will provide you with instructions on how to vote your shares. It is especially important that you communicate your voting instructions to your broker or other intermediary since the New York Stock Exchange no longer allows them to cast votes with respect to the election of directors unless they have received instructions from the beneficial owner of shares.

        We look forward to your participation in the 2010 annual meeting.

Sincerely,

Christopher B. Begley
Chairman and Chief Executive Officer

Hospira, Inc.
275 North Field Drive
Lake Forest, IL 60045
www.hospira.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 11, 2010

        The 2010 Annual Meeting of Shareholders of Hospira, Inc. will be held at the Ritz-Carlton, 1881 Curtis Street, Denver, Colorado, on Tuesday, May 11, 2010, at 9:00 a.m., Mountain Time. The purposes of the meeting are to:

  •
  elect three directors for three-year terms until the annual meeting in 2013 (Item 1 on the proxy card);

  •
  ratify the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira's auditors for 2010 (Item 2 on the proxy card); and

  •
  transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

        The board of directors recommends that you vote FOR Items 1 and 2.

        A proxy statement with respect to the annual meeting accompanies and forms a part of this notice. We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their stockholders on the Internet. We believe these rules will allow us to provide our shareholders with the required information more quickly and efficiently, lowering our printing and mailing costs and reducing the environmental impact of our Annual Meeting.

        Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 26, 2010, which provides shareholders with instructions on how to access the proxy materials and our Annual Report on the Internet, and if they prefer, how to request paper copies of these materials. Hospira employees who hold Hospira shares in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan and other shareholders who have previously requested paper copies of these materials may receive these materials by e-mail or in paper form.

        The board of directors has set the close of business on March 15, 2010 as the record date for the meeting. This means that owners of common stock as of that date are entitled to vote at the meeting and any adjournments or postponements of the meeting.

        Your vote is important. We encourage you to read the proxy statement and to submit a proxy so that your shares will be represented and voted even if you do not attend. You may submit your proxy over the Internet or by telephone or mail. If you do attend the meeting, you may vote in person.

By order of the board of directors.

Brian J. Smith
Secretary
March 26, 2010

Hospira, Inc.
275 North Field Drive
Lake Forest, IL 60045
www.hospira.com

 HOSPIRA, INC.
PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 11, 2010
GENERAL INFORMATION

Why has this proxy statement been made available?

        Our board of directors is soliciting proxies for use at our annual meeting of shareholders to be held on May 11, 2010, and any adjournments or postponements of the meeting. The meeting will be held at the Ritz-Carlton, 1881 Curtis Street, Denver, Colorado and will begin at 9:00 a.m., Mountain Time. In order to solicit your proxy, we have made these materials available to you on the Internet, by e-mail, or by mail. We made these materials available to shareholders on or around March 26, 2010.

What will be voted on at the annual meeting?

        Shareholders will vote on the following matters:

  •
  election of three directors; and

  •
  ratification of the appointment of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as Hospira's auditors.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

        Pursuant to rules adopted by the Securities and Exchange Commission (the "SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the "Notice") to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis. Your election to receive proxy materials by e-mail will remain in effect until you terminate it. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Hospira employees who hold Hospira shares in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan and other shareholders who have previously requested paper copies of these materials will receive these materials by e-mail or in paper form.

        We elected to use electronic notice and access for our proxy materials because we believe it will reduce our printing and mailing costs, and thereby, reduce the environmental impact of our annual shareholders' meeting.

Who may vote at the meeting?

        The board of directors has set a record date of March 15, 2010 (the "record date"), meaning that shareholders of record at the close of business on that date may vote at the meeting, or at adjournments or postponements of the meeting.

How many votes do I have?

        You have one vote for each share of common stock you hold.

What constitutes a quorum?

        The presence in person or by proxy of the holders of shares of common stock representing a majority of all issued and outstanding shares of common stock entitled to vote will constitute a quorum. On March 15, 2010, there were 164,980,944 shares of common stock issued and outstanding.

        Shares of common stock represented by a properly completed proxy will be counted as present at the meeting for purposes of determining a quorum, even if the proxy indicates that the shareholder is abstaining from voting. Your shares will be counted for purposes of determining a quorum if you are present and vote in person at the meeting, or if you vote on the Internet, by telephone, or by properly submitting a proxy card or voting instruction form by mail.

What vote is required to approve each matter?

        Directors receiving a majority of the votes cast (the number of shares voted "for" a director must exceed the number of votes cast "against" that director) will be elected as a director. Ratification of the appointment of Deloitte & Touche LLP as our auditors for 2010 also requires the affirmative vote of a majority of the votes cast.

        Abstentions and broker non-votes (discussed below) will not be counted either for or against these matters and, assuming the presence of a quorum, abstentions and broker non-votes will have no effect.

What happens if a director nominee does not receive a majority of the votes cast in an uncontested election?

        In 2010, all nominees for the election of directors are currently serving on the board. A nominee who is serving as a director, but who is not elected at the annual meeting, would, under Delaware law, continue to serve on the board as a "holdover director." However, under our bylaws, any director that fails to be elected must tender his or her resignation to the board promptly following certification of the shareholder vote. Our independent directors (excluding the director who tendered the resignation) would be required to determine whether to accept or reject the resignation, or whether to take any other action. The board would then act on the tendered resignation, and publicly disclose its decision, within 90 days following certification of the shareholder vote.

How do I vote by proxy?

        If you are a shareholder of record, you have a choice of voting over the Internet, voting by telephone using a toll-free telephone number or voting by requesting and completing a proxy card and mailing it in a postage-paid envelope. To vote over the Internet or by telephone, follow the instructions provided on your proxy card or with the Notice. The Internet and telephone voting facilities for shareholders of record will close at 11:59 p.m., Eastern Time, on May 10, 2010. Other deadlines may apply to you if your stock is held of record by a bank, a broker or other nominee.

        The proxies will vote your shares on each matter as you direct. If you do not indicate how your shares are to be voted on a matter, properly completed proxies will be voted FOR the election of all director nominees and FOR the ratification of Deloitte & Touche LLP as the firm of independent registered public accountants to serve as our auditors. Other matters that properly come before the meeting will be voted upon by the proxies in accordance with their best judgment.

How do I vote if I hold my shares through a broker, bank or other nominee?

        If you hold your shares through a broker, bank or other nominee, you may instruct that person to vote your shares by following instructions that such person gives you. Most brokers offer voting by mail, by telephone and on the Internet.

What is a broker non-vote and how does it affect the voting requirements?

        If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, the broker will vote your shares as you direct. If you do not give instructions, one of two things can happen. On matters on which the broker is prohibited from exercising voting authority ("non-routine" matters), which is called a "broker non-vote," your shares will not be voted. Broker non-votes will have no effect on the number of votes required to approve any of the matters being voted on at the meeting. On matters on which the broker is permitted to exercise voting authority ("routine" matters), the broker will vote your shares in its discretion. Unlike previous years, brokers will no longer have the ability to cast votes for the election of directors, unless they have received instructions from the beneficial owner of the shares. We believe the brokers may exercise voting authority on the second item related to the ratification of the independent public accountants, but may not exercise voting authority on the first item related to the election of directors.

How do I vote if I hold shares through the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan?

        If you hold shares through the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan, you will receive materials that will contain instructions to the respective trustee of each plan's trust as to how to vote your shares. You may vote your shares by completing a proxy card, or you may vote by telephone or Internet by following the instructions provided with the materials. If you do not vote shares you hold in the Hospira 401(k) Retirement Savings Plan, Fiduciary Counselors Inc. will vote your shares in its discretion. Fiduciary Counselors may use its own discretion with respect to those shares under the Hospira 401(k) Retirement Savings Plan for which voting instructions are not received on a timely basis. Fiduciary Counselors is the independent fiduciary of the plan for purposes of monitoring the suitability of acquiring and holding Hospira shares. If you do not vote shares you hold in the Hospira Puerto Rico Retirement Savings Plan, the trustee of that plan's trust, Banco Popular de Puerto Rico, will vote your shares in the same proportion as shares voted by the other participants.

How do I vote in person?

        If you are a shareholder of record, you may vote your shares in person at the meeting. However, we encourage you to vote by proxy in advance, even if you plan to attend the meeting.

Can I revoke a proxy?

        Yes. You can revoke your proxy by:

  •
  giving written notice to our corporate secretary;

  •
  delivering a later-dated proxy or resubmit your vote by telephone or over the Internet; or

  •
  voting in person at the meeting.

If I submit a proxy, will my vote be kept confidential?

        Our policy is that all proxies, ballots, and voting tabulations that can reveal how a particular shareholder has voted be kept confidential and not be disclosed, except:

  •
  where disclosure may be required by law or regulation;

  •
  where disclosure may be necessary in order for us to assert or defend claims;

  •
  where a shareholder expressly requests disclosure;

  •
  to allow the inspectors of election to certify the results of a vote; or

  •
  in other limited circumstances, such as a contested election or a proxy solicitation not approved and recommended by the board of directors.

Who will be tabulating and certifying votes at the meeting?

        We have engaged Broadridge Investor Communication Solutions ("Broadridge") to serve as the tabulator of votes and a representative of Broadridge to serve as inspector of election and to certify the votes.

Who will pay the costs and expenses for this proxy solicitation?

        We will pay all costs of soliciting proxies, including charges made by brokers and other persons holding common stock in their names or in the names of nominees, for reasonable expenses incurred in sending proxy materials to beneficial owners and obtaining their proxies. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally and by telephone, Internet and facsimile, all without extra compensation. We also have retained the services of Georgeson Inc. to aid in the solicitation of proxies at a cost of $12,500, plus reimbursement for reasonable out-of-pocket expenses.

How can I attend the meeting?

        Attendance at the annual meeting is limited to shareholders as of the record date or their proxies. If your shares are registered in your name, the Notice serves as your admission ticket and you must present the Notice at the meeting. If your shares are held by a broker, bank or nominee, you must bring to the meeting a brokerage statement showing ownership as of the record date. Directions to the meeting are included on the proxy card. Shareholders will be admitted to the meeting location beginning at 8:30 a.m., Mountain Time.

What is "householding" and how does it work?

        We have adopted "householding," a procedure approved by the SEC under which multiple shareholders of Hospira stock who reside at the same address will receive a single copy of the Notice, or a single set of annual report and other proxy materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees. If you reside at the same address as another shareholder of Hospira stock and wish to receive a separate copy of the applicable materials, you may do so by making a written or oral request to: Hospira Investor Relations, 275 North Field Drive, Department 051M, Building H1, Lake Forest, Illinois 60045, 224-212-2711. Upon your request, we will promptly deliver a separate copy to you. The proxy statement and our 2009 Annual Report on Form 10-K are also available at www.hospira.com/2010ProxyMaterials. If you participate in householding and you wish to receive a separate Notice or annual report and other proxy materials, you may also contact Broadridge at any time, either by calling toll free 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. Any shareholders who share the same address and currently receive multiple copies of the Notice, or the annual report and other proxy materials, who wish to receive only one copy in the future may contact their bank, broker, or other holder of record, or Hospira's Investor Relations at the contact information listed above, to request information about householding.

 OWNERSHIP OF OUR STOCK

        Based on information contained in Schedules 13G filed by Capital World Investors, a division of Capital Research & Management Company, BlackRock, Inc., and Harris Associates L.P. with the Securities and Exchange Commission, as of December 31, 2009, they owned the following Hospira shares:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Capital World Investors, a division of Capital Research and Management Company, 333 South Hope Street, Los Angeles, California, 90071	17,957,000	(1)	11.1%
Common Stock	BlackRock, Inc., 40 East 52nd Street, New York, New York, 10022	10,904,339	(2)	6.72%
Common Stock	Harris Associates L.P. and Harris Associates Inc., Two North LaSalle Street, Suite 500, Chicago, Illinois, 60602-3790	8,247,010	(3)	5.09%

(1)
Based on the Schedule 13G filed on February 11, 2010 that reported sole voting power for 8,507,000 shares, and sole dispositive power for 17,957,000 shares.

(2)
Based on the Schedule 13G filed on January 29, 2010 that reported sole voting power for 10,904,339 shares, and sole dispositive power for 10,904,339 shares.

(3)
Based on the Schedule 13G filed on February 11, 2010 that reported sole voting power for 8,247,010 shares, and sole dispositive power for 8,247,010 shares.

        The following additional table sets forth information regarding ownership of our common stock as of January 31, 2010, by our directors, our chief executive officer, chief financial officer and the three other most highly paid executive officers ("the named officers"), and by all directors and executive officers as a group. Each person named below individually owns less than 1% of our outstanding common stock. Our current directors and executive officers as a group, collectively, own less than 2% of our outstanding common stock.

        Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. A person is deemed to be the beneficial owner of any share of common stock if such person has or shares the right to vote or dispose of such common stock, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. Deferred share units held by directors may not be voted or disposed of by the director until the shares are distributed to the director upon or after termination of the director's service on the board. Therefore, deferred share units are not considered to be beneficially owned and are not considered for purposes of determining the percentage of common stock owned by any person. The number of stock options exercisable within 60 days of the date of the table and the number of deferred share units owned by each person are stated separately and not included in the "Number of Shares" column.

Name	Number of Shares		Stock Options Exercisable within 60 Days	Deferred Share Units
Irving W. Bailey, II, Lead Director	15,000	(1)	—	18,057.28	(2)
Barbara L. Bowles, Director	—		—	7,662.5	(2)
Connie R. Curran, Director	3,887	(2)	—	23,947.30
Roger W. Hale, Director	12,920	(2)	—	1,220.16
Ronald A. Matricaria, Director	9,880		—	3,887.02	(2)
Jacque J. Sokolov, Director	19,169	(3)	—	3,887.02	(2)
John C. Staley, Director	—		—	18,057.28	(2)
Heino von Prondzynski, Director	4,291	(2)	—	—
Mark F. Wheeler, Director	—		—	13,768.28	(2)
Christopher B. Begley, Chairman of the Board of Directors and Chief Executive Officer	54,212	(4)	1,280,738	—
Terrence C. Kearney, Chief Operating Officer	90,477	(4)	604,215	—
Sumant Ramachandra, Senior Vice President, Research and Development, Medical and Regulatory Affairs and Chief Scientific Officer	15,155	(4)	64,717	—
Ron Squarer, Chief Commercial Officer	13,000	(4)(5)	88,675	—
Thomas E. Werner, Senior Vice President, Finance, and Chief Financial Officer	4,100	(4)	134,451	—
All directors and executive officers as a group (18 persons)	283,994	(4)(6)	2,450,680	90,486.84	(7)

(1)
The shares held by Mr. Bailey are held indirectly through IWB Investments, L.P.

(2)
The number of shares or deferred share units, as the case may be, includes 3,887 shares or 3,887.02 units that have not vested and are subject to forfeiture under certain conditions. The number for Mr. v. Prondzynski includes an additional 404 shares that are not vested and subject to forfeiture under certain conditions.

(3)
The shares held by Mr. Sokolov include the following shares held indirectly: 3,000 shares held indirectly through a profit sharing plan and 2,000 shares held indirectly through his daughters' trusts.

(4)
The table includes shares held in the officers' accounts in the Hospira 401(k) Retirement Savings Plan as follows: C. Begley, 27,700; T. Kearney, 3,552; S. Ramachandra, 172; R. Squarer, 0; and T. Werner, 0; and all executive officers as a group, 41,119. Each officer has shared voting power and sole investment power with respect to the shares held in his or her account. The table does not include performance share units earned in 2008 and 2009 by our executive officers as follows: C. Begley, 35,612; T. Kearney, 15,921; S. Ramachandra, 14,986; R. Squarer, 7,203; and T. Werner, 11,120; and all executive officers as a group, 99,406. Moreover, the table does not include 664 and 564 Hospira phantom shares held by Mr. Werner and Dr. Ramachandra, respectively, in Hospira's Non-Qualified Savings and Investment Plan.

(5)
Includes 3,000 shares held indirectly through Betar LLC, a limited liability company wholly owned by Ron Squarer and his wife.

(6)
Includes 11,661 shares held by directors that are not vested and subject to forfeiture under certain conditions.

(7)
Includes 23,322 deferred share units held by directors that are not vested and subject to forfeiture under certain conditions.

 PROPOSAL 1
ELECTION OF DIRECTORS

        The board is divided into three classes, with one class of directors being elected for a three-year term at each annual meeting. There are three Class I seats, four Class II seats and three Class III seats. Each director generally holds office until the third annual meeting after the meeting at which such director is elected and until his or her successor is duly elected and qualified, or until his or her earlier resignation, removal or death. The Class III directors are being elected at the 2010 annual meeting.

        Upon the recommendation of its governance and public policy committee, the board of directors has nominated Connie R. Curran, Heino von Prondzynski, and Mark F. Wheeler, to be elected as Class III directors to hold office until the 2013 annual meeting.

        If elected, each nominee will serve until the expiration of his or her term and his or her successor is elected and qualified or until his or her earlier resignation, removal or death. Each of the nominees is willing to serve if elected, and the board of directors has no reason to believe that any of the nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the proxy holder for such person or persons as may be designated by the board of directors, unless the shareholder has directed otherwise.

        The board of directors recommends that the shareholders vote FOR the election of Connie R. Curran, Heino von Prondzynski, and Mark F. Wheeler to the board of directors as Class III directors.

OUR BOARD OF DIRECTORS

Nominees for Election as Class III Directors at the 2010 Annual Meeting

        Connie R. Curran, RN, Ed.D., age 62, has served as our director since our spin-off from Abbott Laboratories, a global broad-based healthcare company, ("Abbott") in 2004. Dr. Curran has served as the president of Curran Associates, a healthcare consulting firm, since July 2006. She previously served as the Executive Director of C-Change, formerly the National Dialogue on Cancer, a health advocacy organization, from 2003 to July 2006. From 1995 to 2000, Dr. Curran served as President and Chief Executive Officer of CurranCare, LLC, a healthcare consulting company. Upon the acquisition of CurranCare by Cardinal Health Consulting Services in November 2000, Dr. Curran served as President of Cardinal Health Consulting Services, a consulting company with expertise in surgical services, hospital operations and case management and home care, until February 2002. Dr. Curran has previously served as Vice President of the American Hospital Association and Dean at the Medical College of Wisconsin. Dr. Curran also serves as a director of DeVry, Inc. and Volcano Corporation. Within the past 5 years, Dr. Curran also has served as a director of CardioDynamics International Corp. and IDX Systems Corporation.

        Heino von Prondzynski, age 60, has served as our director since March 2009. Mr. v. Prondzynski served as chief executive officer of Roche Diagnostics and as a member of the executive committee of F. Hoffman-La Roche Ltd., a Swiss-based healthcare company that develops diagnostic and therapeutic products, from early 2000 to 2005, retiring from Roche at the end of 2006. From 1996 to 2000, Mr. v. Prondzynski held several executive positions at Chiron Corporation, a multinational biotechnology firm that develops biopharmaceuticals, vaccines, and blood testing products, and from 1976 to 1996 at Bayer AG, a German-based maker of healthcare products, specialty materials, and agricultural products. Mr. v. Prondzynski serves as chairman of the board of HTL Strefa S.A., Poland and on the board of Caridian BCT Inc., Qiagen NV, Epigenomics AG and Koninklijke Philips Electronics NV.

        Mark F. Wheeler, M.D., M.P.H., age 60, has served as our director since his election to our board at the 2006 annual meeting. Dr. Wheeler has served as Director of Clinical Informatics for PeaceHealth, an integrated delivery network of hospitals in the Pacific Northwest, since January 2007. He previously served as Acting Vice President Engineering, Centricity Enterprise Business Unit of General Electric Company, a diversified technology, media and financial services company, from February 2006 to January 2007. He served as chief technical architect of IDX Systems Corporation, a healthcare information technology services provider, from 1997 until December 2005, when IDX was acquired by General Electric, and served on IDX's board of directors from 1999 through 2005.

Continuing Directors

Class I Directors Whose Terms Expire in 2011

        Irving W. Bailey, II, age 68, has served as our director since our spin-off from Abbott in 2004 and has served as the lead director since the 2007 annual meeting. Mr. Bailey served as a Managing Director of Chrysalis Ventures, a private equity management firm, from June 2001 to January 2005, and as a Senior Advisor to Chrysalis Ventures since January 2005. Mr. Bailey served as President of Bailey Capital Corporation, also a private equity management firm, from January 1998 to June 2001, and as Chief Executive Officer of Providian Corporation, an insurance and diversified financial services company, from 1988 to 1997. Mr. Bailey also serves as Vice Chairman of Aegon, N.V. and as a director of Computer Sciences Corporation.

        Ronald A. Matricaria, age 67, has served as our director since his election to our board at the 2006 annual meeting. From April 1993 to December 2002, he served, at various times, as the Chairman, Chief Executive Officer and President of St. Jude Medical, Inc., a developer, manufacturer and distributor of cardiovascular medical devices. He retired from the St. Jude board in December 2002. Mr. Matricaria serves as a director of Life Technologies and as chairman at Volcano Corporation. He also serves on the board of Phoenix Childrens Hospital. Within the past five years, Mr. Matricaria also has served as the non-executive chairman of the board of Haemonetics Corporation and as a director of VistaCare, Inc.

        Jacque J. Sokolov, M.D., age 55, has served as our director since our spin-off from Abbott in 2004. Dr. Sokolov has served since 1999 as the Chairman and Managing Partner of SSB Solutions, Inc., a national healthcare management consulting, project development and investment firm. Dr. Sokolov previously served as Chairman of Coastal Physician Group, Inc., which later became PhyAmerica Physician Group, Inc., from 1994 until 1997, and as Vice President and Chief Medical Officer for Southern California Edison from 1989 until 1992. Dr. Sokolov also serves as a director of MedCath Corporation.

Class II Directors whose Terms Expire in 2012

        Christopher B. Begley, age 57, has served as our Chief Executive Officer and director since our spin-off from Abbott in 2004. He became the chairman of the board effective at the 2007 annual meeting. Prior to his becoming our Chief Executive Officer, Mr. Begley provided 18 years of service to Abbott, and was Abbott's Senior Vice President and President, Hospital Products, between 2000 and 2004. Prior to his appointment as Senior Vice President and President, Hospital Products, Mr. Begley served as Abbott's Senior Vice President and President, Chemical and Agricultural Products, from 1999 to 2000, Vice President, Abbott Health Systems, from 1998 to 1999, and Vice President, MediSense Operations, in 1998. Mr. Begley also serves as a director of Sara Lee Corporation, AdvaMed and the National Center for Healthcare Leadership.

        Barbara L. Bowles, age 62, has served as our director since her election to our board in May 2008. She recently founded and serves as president of the Landers Bowles Family Foundation, which is dedicated to providing charitable gifts primarily to educational entities in order to support disadvantaged high school and college students. She served as the Vice Chair of Profit Investment Management, an equity investment advisory firm, from January 2006 until retiring on December 31, 2007. She was the founder and served as Chairman of the Kenwood Group, Inc., an equity investment firm, from 1989 until January 2006 when The Kenwood Group was acquired by Profit Investment Management. From 1984 to 1989, Ms. Bowles was Corporate Vice President and Director,

Investor Relations for Kraft, Inc., a diversified packaged food and beverage company. Ms. Bowles also serves as a director of Black & Decker Corporation, Wisconsin Energy Corporation, Children's Memorial Hospital, the Chicago Urban League, the Museum of Science and Industry, Chicago and Hyde Park Bank. She is a trustee of Fisk University and also serves on the University of Chicago Graduate School of Business Advisory Council. Within the past five years, Ms. Bowles also has served as a director of Dollar General Corporation and Georgia Pacific Corporation.

        Roger W. Hale, age 66, has served as our director since his election to our board in October 2006. He has served as Chairman of the Board and Chief Executive Officer of LG&E Energy Corporation, a diversified energy services company, from August 1990 until retiring in April 2001. Prior to joining LG&E Energy Corporation, he was Executive Vice President of BellSouth Corporation, a communications services company. From 1966 to 1986, Mr. Hale held several executive positions with AT&T Co., a communications services company, including Vice President, Southern Region from 1983 to 1986. Mr. Hale is also a director of Ashland, Inc. Within the past five years, Mr. Hale also has served as a director of H&R Block, Inc.

        John C. Staley, age 68, has served as our director since our spin-off from Abbott in 2004. Mr. Staley served as the Managing Partner of the Lake Michigan Area of Ernst & Young LLP, a public accounting firm, a position that he held from 1985 to his retirement in June 2001. Mr. Staley also serves as a director of eLoyalty Corporation and Nicor Inc. Mr. Staley is also a member of, and the former Chairman of, the Board of Trustees of DePaul University.

CORPORATE GOVERNANCE

  Board Leadership Structure

        Our board of directors is committed to adopting governance policies and practices that promote the most effective and ethical management of the company. In that regard, the board believes that it is important to retain maximum flexibility to determine the company's optimal leadership structure and to choose the best qualified person to serve in the offices of chief executive officer and chairman of the board. At this point in time, our independent directors have determined that our chief executive officer, who has primary responsibility for managing our company day to day, is in the best position to act as chairman and to ensure that key business issues, risks and other important matters are brought to the board's attention. Mr. Begley is our chairman and chief executive officer. Our board believes it has other governance policies and practices in place to provide strong independent oversight of management and the company's operations and strategy. For example, our board includes nine independent directors, with Mr. Begley being the only non-independent director, and routinely meets in executive session, at which only the independent directors are present. In addition, our board's committee structure also provides strong independent oversight of management.

        Our corporate governance guidelines provide that if the duties of the chairman and chief executive officer are combined, the independent directors will elect a lead director. The independent directors have elected Mr. Bailey as our lead independent director. As our lead director, Mr. Bailey is responsible for the following:

  •
  coordinating the activities of the independent directors and, as appropriate, communicating with the independent directors between meetings;

  •
  presiding at all meetings of the independent directors, and taking the lead role in communicating any feedback to the chief executive officer;

  •
  assisting with the recruitment of board candidates, and with establishing committee memberships and committee chairs;

  •
  working with committee chairs, as necessary, to ensure committee work is conducted at the committee level and appropriately reported to the board;

  •
  recommending consultants and outside advisors to the board, as necessary or appropriate;

  •
  serving as a mentor to the chief executive officer and collaborating with the chairman and chief executive officer on setting board meeting schedules and agendas; and

  •
  assisting with the oversight of the annual performance evaluation of the board and the chief executive officer.

In addition, the lead director will serve as interim chairman in the event of an unforeseen vacancy.

Director Qualifications

        Our board believes that its members should have backgrounds that, when combined, collectively provide a portfolio of experience and knowledge that will serve the company's governance and strategic needs. The qualifications deemed desirable in members of our board are included in an outline for directorship qualifications, which is an exhibit to the company's corporate governance guidelines. As stated in that outline, among other attributes, our directors should have strong management experience, experience with multinational operations, or other desirable experience, such as experience with hospital products, hospital administration, medical or pharmaceutical products, medical research and development, finance or international business. Consistent with those guidelines, our board members have strong management, medical related, or international experience, that when combined, provides a diversity of experience and knowledge relevant to the company's needs. Mr. Matricaria and Dr. Sokolov have strong management experience as chairmen or CEOs in the healthcare field. For several years, Mr. Matricaria served as the chairman, CEO or president of a developer, manufacturer and distributor of cardiovascular medical devices, while Dr. Sokolov still serves as the chairman and managing partner of a national healthcare management consulting firm. Mr. Hale and Mr. Bailey not only have strong management experience outside of the healthcare field at a diversified energy services company and a private equity management firm, respectively, but also have experience with serving on the boards of multinational organizations. Mr. v. Prondzynski has had strong management experience at several large healthcare companies, and has extensive international experience. Both Dr. Wheeler and Dr. Curran have extensive experience in the hospital and hospital administration fields, with Dr. Curran being involved in healthcare consulting for several years and Dr. Wheeler with experience in software development related to medical products. In fact, they, along with Dr. Sokolov, have advanced degrees and have practiced in the medical field. Finally, Mr. Staley and Ms. Bowles have significant experience in the financial or accounting fields, with Ms. Bowles previously serving as the vice chair of an equity investment advisory firm and Mr. Staley previously serving as a managing partner at a public accounting firm. Moreover, both have been designated "audit committee financial experts" by the board. For further details about the business experiences of our board of directors, see the section captioned "Proposal 1—Election of Directors" above.

        As explained under "Board Leadership Structure," Mr. Begley acts as our chairman. As the CEO of the company, he has primary responsibility for managing our company day to day and is in the best position to act as chairman and to ensure that key business issues, risks and other important matters are brought to the board's attention. When the skills and attributes of all of our directors are combined, we believe that our board has the appropriate mix of experience and ability that best furthers the board's oversight role with respect to the company's business and affairs.

        For incumbent directors, the board also takes into account each incumbent director's attendance at and participation in board and committee meetings. During the last year, each incumbent director thoroughly prepared for board and committee meetings, participated in and effectively contributed to board and committee discussions, provided on-going advice and counsel to management, and regularly attended the board and committee meetings. The average attendance of all incumbent directors at board and committee meetings in 2009 was 97 percent.

Board's Role in Risk Oversight

        As stated in our corporate governance guidelines, our board is committed to overseeing the conduct of our company's business so that it is managed by its officers, managers and employees in the long term interests of shareholders. As part of that responsibility, our board regularly discusses the processes that are in place to safeguard our company's assets and mitigate the company's risk. In that regard, our board reviews the company's enterprise risk management process, the major risks identified through that process, and management's related mitigation strategies. Throughout the year, our board receives updates, as necessary, on the identified risks or mitigation plans. In addition, each year, the board reviews the company's strategic direction and objectives, and reviews key operational issues or risks related to the long-term strategic plan. The board holds extensive meetings with senior management to discuss the company's long-term operating plans, including the issues and opportunities facing our company in light of industry developments. Throughout the year, the board continues to engage in dialogue with management related to the progress of these plans, including any significant operational issues or risks encountered by the company in executing the plans. Each of our board committees (Audit, Compensation, Governance and Public Policy, and Science and Technology Committees) regularly meet and review the major risks and mitigation activities relating to their areas of responsibility and oversight.

Meetings

        Our board of directors held six meetings during 2009. No director attended fewer than 75% of the total number of meetings of the board of directors and the committees of the board of directors on which such director served. We have no formal policy on director attendance at our annual meetings but we encourage all of our directors to attend annual meetings. All but one of our directors serving at the time attended the 2009 annual meeting.

        Our independent directors generally meet in an executive session without management present at every regularly scheduled board meeting. As lead director, Mr. Bailey presides at these executive sessions.

Independence

        The board annually determines the independence of directors. No director may qualify as independent unless the board of directors affirms that the director has no material relationship with us. As required by our corporate governance guidelines, the board will consider all relevant facts and circumstances in connection with that determination, including the following:

  •
  a director who is, or has been within the last three years, our employee, or whose immediate family member is, or has been within the last three years, our executive officer is not independent;

  •
  a director who receives, or whose immediate family member receives, more than $120,000 from us in direct compensation, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as a non-executive employee, during any 12-month period in the last three years is not independent;

  •
  a director who, or whose immediate family member, is a current partner of a firm that is our internal or external auditor is not independent;

  •
  a director who is a current employee of a firm that is our internal or external auditor is not independent;

  •
  a director with an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally worked on our (or a subsidiary's) audit is not independent;

  •
  a director who, or whose immediate family member, was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit during that time is not independent;

  •
  a director who is employed, or whose immediate family member is employed, or has been employed in the last three years, as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee is not independent;

  •
  a director who is a current employee, or whose immediate family member is a current executive officer, of a company that makes payments to, or receives payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company's consolidated gross revenues, is not independent; and

  •
  a director who is an executive officer of a charitable organization that receives charitable contributions (other than matching contributions) from us that are in excess of the greater of $1 million or 2% of such charitable organization's consolidated gross revenues is not independent.

        In February 2010, our board determined that each of Mr. Bailey, Ms. Bowles, Dr. Curran, Mr. Hale, Mr. Matricaria, Dr. Sokolov, Mr. Staley, Mr. v. Prondzynski, and Dr. Wheeler is independent within the meaning of our director independence standards and the listing standards of the New York Stock Exchange. In making these independence determinations, the board was not aware of any disqualifying relationship under the above criteria and, additionally, was not aware of any other relationship between such director and Hospira that would affect his or her independence. Relationships considered by the board not to impair independence are described below.

        We sell products in the ordinary course of business to hospitals affiliated with PeaceHealth, Dr. Wheeler's current employer. We do not believe that the business relationship is material to either party in amount or significance. Sales to PeaceHealth-affiliated hospitals represented less than 1% of Hospira's and PeaceHealth's net revenues. Dr. Wheeler is not an executive officer of PeaceHealth or the affiliated hospitals and is not compensated by us or PeaceHealth directly or indirectly as a result of such business. Accordingly, the board determined that he did not have a material interest in such business relationship and that such business relationship is not a material relationship with Dr. Wheeler.

        Our director independence standards are included in our corporate governance guidelines, which are available in the investor relations section of our Web site at www.hospira.com.

Committees of the Board of Directors

        Our board of directors has the following committees:

Audit Committee

        Mr. Staley (chair), Ms. Bowles, Dr. Curran and Dr. Wheeler serve on the audit committee. During 2009, the audit committee met twelve times. All members of the committee must be independent and must satisfy the audit committee member eligibility requirements of the New York Stock Exchange and the SEC. Our board determined that Mr. Staley, Ms. Bowles, Dr. Curran and Dr. Wheeler are financially literate and eligible to serve on the committee.

        Our board has designated Mr. Staley and Ms. Bowles as "audit committee financial experts," within the meaning of the rules of the New York Stock Exchange and the SEC.

        The primary functions of the committee include:

  •
  meeting periodically with our management, internal auditors and independent registered public accounting firm regarding our internal controls, accounting and financial reporting;

  •
  appointing and evaluating the independent registered public accounting firm;

  •
  reviewing and discussing our financial statements and financial press releases with our management and independent registered public accounting firm;

  •
  reviewing and discussing our major financial risk exposures and the steps management has taken to monitor and control those exposures with our management, internal auditors, and independent registered public accounting firm; and

  •
  establishing procedures for the receipt, retention and treatment of complaints received by our company regarding accounting matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting matters.

        Both the independent registered public accounting firm and the internal auditors regularly meet privately with the audit committee and have unrestricted access to the audit committee.

        The audit committee is governed by a written charter, which is available on our Web site at www.hospira.com. The eligibility criteria for committee members are included in the charter.

Compensation Committee

        Mr. Matricaria (chair), Mr. Hale, Dr. Sokolov, and Mr. v. Prondzynski serve on the compensation committee. During 2009, the compensation committee met six times. All members of the compensation committee must be independent and must be "non-employee directors" for purposes of Rule 16b-3 under the Securities Exchange Act of 1934 and "outside directors" for purposes of Section 162(m) of the Internal Revenue Code. Our board determined that Mr. Matricaria, Mr. Hale, Dr. Sokolov, and Mr. v. Prondzynski are eligible to serve on the committee.

        The primary functions of the committee include:

  •
  reviewing and determining the executive officers' compensation;

  •
  reviewing and, as it deems appropriate, recommending to the board of directors, policies, practices and procedures relating to the compensation of our officers, other managerial employees and non-employee directors and the establishment and administration of our employee benefit plans; and

  •
  exercising authority under our employee equity incentive plan and management incentive plans. (The committee may delegate the responsibility to administer and make grants under these plans to management except to the extent such delegation would be inconsistent with applicable laws or regulations.)

        For a description of how the compensation committee administers our executive compensation program, please see "2009 Compensation Discussion and Analysis—General Administration" later in this proxy statement. The compensation committee has engaged Towers Watson (formerly known as Watson Wyatt) as its independent compensation consultant. Towers Watson provides counsel and advice on executive and non-employee director compensation matters, including providing information regarding the peer groups against which performance and pay should be examined. For a further description of the services provided by Towers Watson, please see "2009 Compensation Discussion and Analysis—General Administration" later in this proxy statement.

        In 2007, the compensation committee adopted a policy that prohibits Towers Watson from performing any other services to the company other than the duties Towers Watson performs as the committee's independent consultant. This is intended to strengthen the independence of Towers Watson and avoid any future conflicts of interest. However, as certain activities were underway already and the committee felt that terminating such activities mid-term would be detrimental to the company, Towers Watson was permitted to perform certain grandfathered services, upon the recommendation of management and as approved by the compensation committee. In 2009, Towers Watson continued to serve as consultants for the investments of assets held by our defined contribution plans and, for a few months at the beginning of 2009, our defined benefit plans. Hospira paid approximately $137,500 for these grandfathered services. For services rendered to the committee related to executive compensation, in 2009, the committee authorized payment to Towers Watson of approximately $299,000.

        The compensation committee is governed by a written charter, which is available on our Web site at www.hospira.com. The eligibility standards for committee members are included in the charter.

Governance and Public Policy Committee

        Dr. Curran (chair), Mr. Bailey and Mr. Hale serve on the governance and public policy committee. During 2009, the governance and public policy committee met two times. All members of the governance and public policy committee must be independent. Our board determined that Dr. Curran, Mr. Bailey and Mr. Hale are eligible to serve on the committee.

        The functions of the committee include:

  •
  developing the general criteria for selecting members of the board of directors and assisting the board in identifying and attracting qualified candidates;

  •
  recommending to the board of directors the nominees for election as directors, considering the criteria described herein and any potential nominees recommended by our shareholders;

  •
  recommending to the board of directors persons to be elected as executive officers;

  •
  reviewing and assessing the adequacy of our corporate governance guidelines;

  •
  providing general oversight over certain compliance programs, policies and procedures; and

  •
  providing general oversight over certain company political and charitable activities.

        The process used by the committee to identify a nominee to our board of directors depends on the qualities being sought. Board members should have backgrounds that, when combined, provide a portfolio of experience and knowledge that will serve our governance and strategic needs. Candidates will be considered on the basis of a range of criteria, including broad-based business knowledge and relationships, and prominence and excellent reputations in their primary fields of endeavor, as well as a global business perspective and commitment to good corporate citizenship. Directors should have demonstrated experience and ability that is relevant to the board of directors' oversight role with respect to our business and affairs. The committee's criteria for the selection of, and qualifications desirable in, members of the board, are included in an outline for directorship qualifications, which is an exhibit to the company's corporate governance guidelines, which can be found on our Web site, as described below. As stated in that outline, it is the committee's desire for the board to include a range of ages and a diversity of ethnicity, gender, experience, knowledge and geography. The committee evaluates candidates not only on the attributes described above, but also considers whether the candidate enhances the current diversity of the board. In addition, as part of the yearly self-evaluation process, the board and all of the committees assess whether or not the board and the committees have the appropriate diversity, as well as the appropriate experience, education and skills for the current issues facing the company.

        Director candidates can be referred to the committee from a variety of sources, including by our officers, directors and shareholders. The committee has from time to time enlisted a third-party search firm to assist it in identifying and evaluating qualified candidates. The committee has the sole authority to engage director candidate search firms.

        If the board determines to seek a new member and a candidate is referred to the committee, the committee will review the candidate's qualifications in light of the attributes being sought by the board. If the committee determines that a candidate's qualifications are potentially suitable for service on the board, the committee will conduct an investigation of the candidate's background. Typically, candidates are interviewed by one or more members of the committee, the lead director and our chairman before being nominated for election to the board.

        A shareholder may recommend persons as potential nominees for director by submitting the names of such persons in writing to the chairman of the governance and public policy committee or our secretary. Recommendations should be accompanied by a statement of qualifications and confirmation of the person's willingness to serve. A nominee who is recommended by a shareholder following these procedures will receive the same consideration as other comparably qualified nominees. The committee will consider potential nominees recommended by shareholders, but has no obligation to recommend such candidates. The evaluation criteria are the same for each person considered for nomination to the board.

        The governance and public policy committee is governed by a written charter, which is available on our Web site at www.hospira.com. The eligibility standards for committee members are included in the charter.

Science and Technology Committee

        Dr. Sokolov (chair), Dr. Curran, Mr. Matricaria, Mr. v. Prondzynski, Dr. Wheeler and Mr. Begley serve on the science and technology committee. The committee provides general oversight, and advises our board, as to the strategic goals, objectives, and the direction of our research and development programs, including our product pipeline, and certain other matters as delegated to it by the board. The committee met five times during 2009.

        The science and technology committee is governed by a written charter, which is available on our Web site at www.hospira.com.

Director Share Ownership Guidelines

        Within five years after joining the board, each non-employee director is required to own and retain a minimum number of shares of Hospira common stock whose aggregate value is equal to five times such director's annual retainer fees, and maintain that minimum throughout his or her service on the board. "Annual retainer fees" are currently $50,000. For purposes of the ownership guidelines, common stock includes restricted stock, restricted stock units and deferred stock units awarded to non-employee directors. All directors have attained such minimum, except Mr. v. Prondzynski who was added to the Board in March 2009. We believe that he is making adequate progress toward achieving this minimum requirement on time.

Communicating with the Board of Directors

        You may communicate with our board of directors by writing a letter to our chairman. You may contact our independent directors by writing a letter to the chairman of our audit committee (for accounting or disclosure matters), our lead director or any of our other independent directors.

The letter should be addressed to:

Director Communications
Hospira General Counsel and Secretary
Hospira, Inc.
275 North Field Drive
Department NLEG, Building H1
Lake Forest, Illinois 60045

        Our general counsel and secretary will review the communication and forward the communication to the addressee or, in the absence of an addressee, to the director or directors he believes to be most appropriate.

        In addition, you may contact the chairman of our audit committee through the Helpline of our Office of Ethics and Compliance by calling 1-866-311-4632. You will have the option to directly refer matters to the audit committee. Our vice president, global ethics and compliance will be notified in such cases.

Corporate Governance Materials

        Our corporate governance guidelines, our code of business conduct and ethics, and the charters of our audit committee, compensation committee, governance and public policy committee, and science and technology committee are available in the investor relations section of our Web site at www.hospira.com. We will provide a copy of any of these materials to any shareholder free of charge upon written request to:

Corporate Governance Material Request
Hospira General Counsel and Secretary
Hospira, Inc.
275 North Field Drive
Department NLEG, Building H1
Lake Forest, Illinois 60045

Compensation Risk Assessment

        We have evaluated our compensation policies and practices for all of our employees, including our non-executive officers, to determine whether they create risks that are reasonably likely to have a material adverse effect on the company. We believe that our compensation programs do not encourage excessive risk taking and, thus, do not create risks that are reasonably likely to have a material adverse effect on the company for several reasons, including the following:

  •
  Fixed vs. Variable Pay.  The balance between fixed and variable pay varies by job level. Corporate officers have a larger portion of their compensation in variable vehicles (such as performance-based annual bonuses, performance share units and stock options that vest over a three-year period). These are designed to motivate performance and provide strong shareholder returns over the long term. As such, officers, more than other employees, have a greater opportunity to influence long-term performance. Accordingly, at the general employee level, the greatest portion of compensation is fixed. Sales and management employees fall in between the corporate officer and general employee poles, based on their roles and the competitive compensation practices necessary to retain them. For all employees, the company follows competitive practice with regard to the mix of fixed and variable pay. The fixed component of compensation does not encourage risk taking because it is a fixed amount. The variable portion does not encourage excessive risk taking since that portion is based on multiple indicators of performance, thus diversifying the risk associated with any single performance indicator.

  •
  Short vs. Long-Term Variable Incentive Pay.  Again, the mix of short and long-term incentives is driven by the employee's role in the organization. Greater long-term incentives are provided to those roles that most directly impact the long-term strategy of the company, i.e., senior executives and officers. Our short-term incentive pay for all employees is based on the annual goal process, which is administered to motivate the results needed to achieve the approved business plan. In this process, the balance between risk and reward, both to participants and shareholders, is considered. Both top and bottom-line growth are considered as well as the necessity of achieving strategic objectives that contribute to the long-term success of the company and to shareholder value creation. Moreover, within the company, certain checks and balances exist in the conduct of the business, including audit, quality and financial approval processes that assist in managing business risk. Our long-term incentive pay for our officers and senior executives includes performance share units, which are earned based on a total shareholder return measure over a three-year performance period relative to a peer group. This supports a longer-term orientation. Moreover, since the performance cycles overlap, one year's actions may impact three performance cycles, which further encourages a long-term focus.

  •
  Retirement Programs.  Our pension plan and supplemental pension plan were frozen as of December 31, 2004. Of the current officer group, only six have frozen benefits under this legacy program. Our other retirement programs are structured to be competitive with local practice, and provide a reasonable benefit which is comparable to the benefits provided to all other employees. Thus, we do not believe that our active retirement programs promote risky behaviors or strategies.

  •
  Recoupment Policy.  Our corporate officers are subject to a recovery policy, as described in the section captioned "2009 Compensation Discussion and Analysis—Assessment of Risk and Executive Compensation Recovery Policy."

  •
  Ownership Guidelines.  In order to further align the interests of management with our shareholders, we have share retention and ownership guidelines for our senior management. These ownership guidelines are included as part of our corporate governance guidelines, which are available in the investor relations section of our Web site at www.hospira.com.

        Based on our analysis, we believe our compensation policies enhance our company's business interests by encouraging innovation and appropriate levels of risk taking. Additional information about our executive officer compensation practices and policies is included in the section captioned "2009 Compensation Discussion and Analysis."

 DIRECTOR COMPENSATION

        Our non-employee directors receive an annual cash retainer in the amount of $50,000 per year, and meeting fees of $1,500 for attending each board meeting and board committee meeting in person ($1,000 for each meeting other than in person). The lead director receives additional cash fees of $25,000 per year. Each director who serves in the role of chairman of any committee receives a chairman fee of: (1) $10,000 for the chairman of the audit committee; and (2) $7,500 for each other board committee.

        Additionally, on the last day of the calendar quarter in which our annual meeting is held, each non-employee director receives an annual grant of restricted stock, which will generally vest as of the first regularly scheduled annual meeting of shareholders following the date of grant. For each such grant, the number of shares of restricted stock granted to each director equals that number of shares equal in value to $150,000 as of the date of grant. Directors may dispose of this stock while serving on the board if they have met the minimum holding requirements under the company's share ownership guidelines for directors.

        Non-employee directors may elect to defer all or a portion of their fees and restricted stock awards. The cash-based fees will be deferred into a stock unit account. Restricted stock may, based on an election by the director, be deferred and granted as restricted stock units and recorded in the director's stock unit account. The stock unit account will be paid out in the form of company stock, at the director's prior election, in a lump sum on the first business day after the calendar quarter in which the director's service terminates or in up to 10 annual installments from and after that date.

        The following table shows the amount and form of compensation paid to each of our non-employee directors during 2009. Compensation includes annual retainer fees, committee chairman fees, meeting fees and restricted stock awards.

Director	Fees Earned or Paid in Cash	Stock Awards(1)(2)		Total
Irving W. Bailey II	$87,000	$150,000		$237,000
Barbara L. Bowles	72,000	150,000		222,000
Connie R. Curran	90,500	150,000		240,500
Roger W. Hale	68,500	150,000		218,500
Ronald A. Matricaria	82,500	150,000		232,500
Jacque J. Sokolov	82,500	150,000		232,500
John C. Staley	84,000	150,000		234,000
Heino von Prondzynski	59,250	162,492	(3)	221,742
Mark F. Wheeler	81,500	150,000		231,500

(1)
The value of Hospira stock awards is the grant date value of the award. The cost resulting from the restricted stock award is recognized over the one-year vesting period based on the fair value of the stock on the date of grant. Mr. Bailey, Ms. Bowles, Mr. Matricaria, Dr. Sokolov, Mr. Staley and Dr. Wheeler elected to defer their restricted stock awards into a stock unit account.

(2)
As of December 31, 2009, Mr. v. Prondzynski had 4,291 unvested restricted shares that were subject to forfeiture under certain circumstances. Each of the other directors held 3,887 restricted shares or restricted share units that were not vested and subject to forfeiture under certain circumstances. The directors had no options outstanding.

(3)
Since Mr. v. Prondzynski was elected to the Board in March 2009 prior to the annual shareholders meeting, in addition to the annual award, he was awarded shares pro-rated for the number of months he served on the board prior to the annual meeting.

 2009 COMPENSATION DISCUSSION AND ANALYSIS

        This compensation discussion and analysis explains how our executive compensation program is administered and provides a general discussion of:

  •
  the philosophy underlying our compensation program;

  •
  the elements of our compensation program;

  •
  the compensation paid to the named officers during 2009; and

  •
  other relevant matters involving our compensation program.

Please read this compensation discussion and analysis in conjunction with the information contained in the executive compensation tables immediately following this section.

Executive Summary

        Hospira's total direct executive compensation program has three elements, each of which is targeted at the market median of our peer group and published surveys. Our executive compensation philosophy is to favor variable pay opportunities based on performance versus fixed pay. The compensation committee routinely assesses executive pay versus competitive market data provided by Towers Watson and uses that assessment to inform the actions it takes. The three elements of Hospira's direct program are:

  •
  Base Salary.  The competitive assessment for 2009 showed the actual base salaries of our executives to be 5% to 15% below the market median. However, in response to the economic conditions in the global economy, no annual merit salary increases were provided in 2009 for our named officers.

  •
  Annual Cash Incentive Award.  Annual cash incentive awards or bonuses are determined against the company's performance targets that are derived from the annual operating plan and the committee's desire to motivate executives to act in a lawful, compliant and ethical manner that does not promote excessive risk-taking. For 2009, performance against these targets led to a pay-out for the executives of 200% of the target level for each executive.

  •
  Long-Term Incentive Award.  We modified our long-term incentive program in 2008 to move from a single-component stock option program to one that consists of two components: stock options and performance share units tied to total shareholder return, both of which we believe represent "pay for performance." For our chief executive officer, the performance share units constitute 60% of the total long-term incentive award and stock options constitute 40% of the award. For our other executive officers, the mix of stock options and performance share units is generally 50/50.

General Administration

        The compensation committee of our board of directors oversees our executive compensation program. The committee consists entirely of independent directors and makes compensation decisions involving our named officers. The independent members of our board of directors further review and approve all components of compensation decisions involving our chief executive officer, including base salary, annual incentive and long-term incentives.

        The committee has engaged an independent consultant, Towers Watson, to assist it in the performance of its duties. The consultant regularly provides the committee with analyses of competitive practice and compensation relevant to the company's executive jobs and industry. In addition, the committee routinely requests and receives information from the consultant with regard to executive officer pay, long-term incentive award levels and other executive compensation matters of concern to the committee. On matters relating to executive compensation, the consultant reports directly to the committee. The committee has the sole authority to hire and fire the consultant.

Assessment of Risk and Executive Compensation Recovery Policy

        Our compensation committee believes that our executive compensation arrangements do not encourage our executives to take unnecessary or excessive risks that could threaten the value of our company. However, as a matter of best practice, the committee thought it prudent to review and recommend the adoption of a recoupment or "clawback" policy to further discourage unnecessary or excessive risk taking. In December 2009, the board adopted an executive compensation recovery policy, which relates to the recoupment of any bonus, equity-based award or other compensation given to a current or former corporate officer, as defined in the policy, in the event of a restatement of the company's published financial results. The named officers are included within this policy. Under the policy, if the compensation committee determines that any compensation was made to one of the covered officers based on those published financial statements, the committee may adjust such compensation within 60 months of the restatement, and may seek to recover the part of any compensation that was paid based upon the financial performance in the published financial statements that were subsequently restated. If the individual fails to repay any amount required under this policy, the committee may pursue appropriate legal remedies to recoup such amount. The committee may set-off the amount owed against any amount or award that would otherwise be granted to the individual or reduce any future compensation or benefit to such individual.

Role of Executive Officers and Management in Compensation Decisions

        Our senior vice president, organizational transformation and people development ("chief human resources officer") works with our chairman and chief executive officer to develop recommendations on matters of compensation philosophy, plan design and specific awards for executive officers. In conjunction with our chief human resources officer, our chairman and chief executive officer assesses performance and makes pay recommendations to the committee for each executive officer other than himself. Towers Watson provides competitive data and makes independent recommendations on competitive pay for our chairman and chief executive officer to the committee. The committee considers all of these recommendations and makes decisions as it deems appropriate. In making these decisions, the committee considers multiple factors, including individual performance, achievement of goals, desired versus actual competitive compensation position and retention importance. Compensation recommendations for our chairman and chief executive officer are reviewed by the chair of our compensation committee in executive session with the independent members of our board of directors prior to final approval. Our chief human resources officer generally attends, and our chairman and chief executive officer and senior vice president, general counsel and secretary occasionally attend committee meetings but are not present for any discussion of their own compensation.

Market Data Used to Benchmark Pay

        With the assistance of our compensation consultant, the committee benchmarks elements of our executive compensation. Our executive's pay elements are benchmarked against a peer group of public companies selected from the health care industry which reflect Hospira's size, technologies, product markets and the talent pool from which we recruit.

        Based on such criteria, the committee included the following companies in the peer group for the competitive analyses for 2009 compensation:

Bard CR Inc.	Genzyme Corp.
Barr Pharmaceuticals Inc.	Gilead Sciences Inc.
Baxter International Inc.	King Pharmaceuticals Inc.
Becton Dickinson & Company	Mylan Inc.
Biogen Idec Inc.	St. Jude Medical, Inc.
Boston Scientific Corp.	Stryker Corp.
DENTSPLY International Inc.	Thermo Fisher Scientific Inc.
Forest Laboratories Inc.	Watson Pharmaceuticals Inc.

        Towers Watson's competitive analyses also include relevant published survey benchmark data from the healthcare and general industries which the committee uses as secondary sources of information to support the peer group analysis. The sources used included general industry and pharma/biotech information from Towers Perrin. The peer group and published surveys together were used to determine market median pay opportunities for salary, annual and long-term incentives, and total direct compensation (sum of salary, annual incentives and long-term incentives).

        When making executive compensation decisions, the committee also reviews executive tally sheets that reflect the total compensation opportunity, realizable compensation, aggregate value of all long-term incentive grants, and the value of other benefits and pay related to various termination scenarios as an additional data point to the market data.

Discussion of Compensation Program

Principles

        At Hospira, we recognize that all employees affect the performance of our business. Accordingly, we have designed our pay programs to help reinforce our key strategies and reward the successful execution of those strategies. The goal of our program is to align the interests of our shareholders for successful business results and long-term growth with our ability to attract, retain and motivate the best people from the industries where we compete for talent. Therefore, total compensation is determined by the success of our company. We provide total compensation opportunities that are competitive in the marketplace and include the opportunity for our executives to earn above-average rewards when merited by corporate and individual performance.

        We view total direct compensation as comprising three elements: base salary, an annual cash incentive award and a long-term equity incentive award. We favor variable pay opportunities based on performance over fixed pay. We intend for our program to reflect competitive market practice and to provide an appropriate mix of short and long-term rewards to motivate and reward the achievement of both short-term goals and our long-term strategies in a way that does not encourage unnecessary or excessive risk-taking. We target total direct compensation at the market median, based on an analysis of the compensation practices of the competitive peer group, as described above. Based on our peer group data, the committee believes that our total direct compensation mix, as explained below, is competitive with the peer group. Long-term incentives represent the highest percentage of total direct compensation, comprising over 50% of the total mix. This is to ensure executives are closely aligned with our shareholders and create long-term value. Base salary represents the lowest percentage of total direct compensation, generally in a range of 15% to 25% of total direct compensation. We adjust the various elements of compensation to provide each executive the opportunity to earn market median total direct compensation when targeted performance is achieved.

        For 2009, the mix for our CEO and our other named officers was as follows:

Hospira Compensation Elements

Base Salary

        Hospira targets its base salaries at the market median, based on an analysis of the competitive peer group. The salaries for the named officers are approved by the committee based on the CEO's recommendation and review of each officer's performance during the previous year. The CEO's base salary is approved by the independent members of the board based on Towers Watson's recommendations and the board's review of the CEO's performance during the previous year.

        We determine and adjust an executive's base salary by assessing sustained performance against individual job responsibilities including, where appropriate, the impact of performance on our business results, current salary in relation to the competitive market for the job, experience and potential for advancement. We administer the same standards for base salary increases for Hospira's executives as for other salaried employees. In addition, we do not provide our named officers with any competitive perquisites such as cars or car allowances, club memberships, financial planning, tax preparation assistance or supplemental insurance benefits.

        Due to the global economic conditions, the annual base salary rates for our named officers did not increase in 2009, and were as follows: Mr. Begley, $1,050,000; Mr. Kearney, $625,000; Dr. Ramachandra, $475,000; Mr. Squarer, $380,000; and Mr. Werner, $445,000. Based on an analysis of our competitive peer group in 2009, base salaries for our named officers were 5% to 15% below the competitive market median. As a result, in 2010, in order to recognize performance and remain market competitive, the committee approved the following annual salaries, effective in April 2010: Mr. Begley, $1,100,000; Mr. Kearney, $645,000; Dr. Ramachandra, $489,500; Mr. Squarer, $400,000; and Mr. Werner, $445,000.

Annual Cash Incentive Award

        Executives have an opportunity to earn an annual cash incentive award. When added to the executive base salary (total cash compensation), the committee targets the market median of the peer group. The goal of our annual incentive plan for the named officers is to establish a significant link between the award and our success by rewarding participants when we achieve or exceed established financial goals and business objectives. Target opportunities are set at the market median with an opportunity to achieve at or above 75th percentile annual incentive for excellent performance.

        Our named officers generally participate in the 2004 Hospira, Inc. Performance Incentive Plan, as amended. The committee determines the participants in the Performance Incentive Plan for each year. The named officers were participants in the plan for 2009.

        The plan was approved by our shareholders in 2005, and allows for awards to be tax deductible under the requirements of Section 162(m) of the Internal Revenue Code. The plan provides for a base award equal to 2.0% of our earnings before interest, taxes, depreciation and amortization for our chief executive officer, 1.5% for our chief operating officer and 1.0% for each other named officer. In determining actual awards under the Performance Incentive Plan, the committee has the discretion to reduce, but not increase, actual awards from the base awards.

        In practice, taking into account the base awards could be higher than intended, the committee uses its discretion to substantially reduce the actual awards from the base awards each year, and did so for 2009. In exercising this discretion and determining actual awards, at the first meeting during the performance period, the committee establishes goals for that performance period and, at the first meeting after completion of the performance period, measures performance against those goals. The committee has generally established the same corporate goals and goal weightings as those used for determining awards payable to Hospira's non-executive managers under Hospira's management incentive plan. As a result, Hospira's entire management team has the same opportunity to earn above and below target awards. While the committee consults with management in connection with the establishment of these goals, the committee has the sole discretion to set, and measure performance against, these goals.

        Using the structure of our cash incentive program, the committee establishes a target award for each officer determined as a percentage of the officer's base salary, which is earned based on performance against the goals set by the committee. Officers may earn more than the target award (up to a maximum set by the committee of two times the target award) if goals are exceeded, or less than the target award if goals are not achieved at the target level but achieved above a threshold level set by the committee (one-half of the target award is the threshold payout). No award is earned if performance fails to meet the threshold level of performance.

        The target incentive award percentages for each named officer did not change from 2008 to 2009. For purposes of the 2009 annual incentive award, the base salary was the actual cash flow base salary received.

        The 2009 financial goals were established to focus executive attention and action on financial and business performance that the committee believed would deliver shareholder return and long-term growth. In establishing these goals, the committee consulted with management, reviewed its 2009 business plan and set goals that were attainable based upon the execution of the plan. In placing the greatest weight on earnings, the committee intended to emphasize annual growth of our base business at a level that the committee believed would establish positive shareholder return, balanced with emphasizing our strategy to invest for long-term growth of our business. The committee also placed emphasis on generation of cash as a key measure for our ability to invest for growth. Finally, the committee increased the weight for the corporate well-being goal which for 2009 solely focused on Project Fuel, the company's multi-phased initiative to improve the company's margins and fuel its growth. This ongoing initiative capitalizes on the company's potential to increase shareholder value and improve operational efficiency by optimizing its product line, evaluating non-strategic assets and streamlining its organizational structure.

        For purposes of determining the 2009 cash incentive award paid to each named officer, the committee set the following goals and weights at its March 2009 meeting:

Goal to Achieve Target Payout	Weight	Description
Adjusted net income of $425 million	60%	Our adjusted net income means our net income determined in accordance with generally accepted accounting principles, excluding restructuring charges and other expenses relating to the closing or exiting of some of our manufacturing plants, purchase accounting charges and acquisition and integration-related expenses and other expenses and gains that we believe are not indicative of our ongoing operating performance. We believe the adjusted measure provides a more meaningful indicator of our management's performance in managing our base business. These adjustments are described in our earnings press releases.
Achieve $429 million of "free" cash flow during 2009	15%	"Free" cash flow means our operating cash flow on the statement of cash flows less capital expenditures.
Hospira's corporate well-being	25%	For 2009, our corporate well-being goal focused on the successful achievement of multiple components of our Project Fuel initiative including:
		• optimizing our product line;
		• evaluating non-strategic assets; and
		• streamlining our organizational structure.

        For each goal, the committee established a threshold level and maximum level of performance. Maximum levels and potential payouts were established to encourage above-goal performance and results that exceed expectations. Similarly, we believe that if we do not meet goals that are established to generate shareholder return and long-term growth, management incentive payments should be reduced accordingly. The threshold performance level for each financial goal below which no payout is made for that goal is 85% of the target level.

        At its February 2010 meeting, the committee measured performance against the goals and approved the 2009 incentive awards.

        Information regarding the 2009 targets and actual awards is as follows:

Name	Target (% of cash flow base salary)	Payout Range (% of cash flow base salary)	Target Award ($)	Actual Award ($)	Actual Award (% of cash flow base salary)
Christopher B. Begley	100%	0 - 200%	$1,050,000	$2,100,000	200%
Terrence C. Kearney	80%	0 - 160%	500,000	1,000,000	160%
Sumant Ramachandra	80%	0 - 160%	380,000	760,000	160%
Ron Squarer	70%	0 - 140%	266,000	532,000	140%
Thomas E. Werner	80%	0 - 160%	356,000	712,000	160%

        In making these awards, the committee assessed the achievement of each goal relative to plan.

        We had $507 million in adjusted net income which exceeded target by 19%. The net income goal, weighted at 60% of the total award was achieved at 200% of target. The company had $786 million of "free" cash flows which exceeded both the target goal and the maximum payout target established by the committee. The cash flow goal, weighted at 15% of the total award, was achieved at 200% of target. For 2009, the Hospira "Wellness" goal focused on attainment of Project Fuel objectives. To evaluate this goal, the committee reviewed management's assessment of and report on each element of the goal. The committee noted that the company had made substantial progress in its Project Fuel initiative including meeting all of the year one goal objectives at maximum payout levels. Based on this assessment, the committee approved goal achievement at 200% of target.

        In total, based on the weightings, goal achievement was approved at 200% of target.

Long-Term Equity Compensation

        The mix of vehicles used as our long-term incentive grants has changed in recent years. In 2008, to enhance its ability to pay for performance and to motivate management to achieve long-term goals, the committee decided to split the long-term incentive award to executive officers into two components: stock options and performance share units. For our chief executive officer in 2009, performance share units represented approximately 60% of the annual long-term incentive award and stock options represented approximately 40% of the award. The mix for the other executives covered under the plan in 2009 was approximately 50% in performance share units and 50% in stock options. These allocations were intended to provide at least half of all equity in vehicles with pre-established performance conditions to ensure closer pay-for-performance. This mix remained the same for 2010. Under our pay philosophy, the committee may provide grants of time-vested restricted stock/restricted stock units to address retention or significant market compensation shortfalls. The committee took no such actions for the named officers in 2009.

        Only the committee may award stock options and performance share units to the named officers. The committee receives the approval of the independent board members for awards to the chief executive officer.

        Timing of Awards.    To comply with Section 162(m) of the Internal Revenue Code, the performance share units must be granted within 90 days of the performance period that began on January 1. Complying with Section 162(m) allows Hospira to take a federal income tax deduction for compensation to officers in excess of $1 million. Because our previous practice of awarding the long-term incentive award on the annual meeting date fell outside this 90-day window, the committee determined it was best to move the grant date for the long-term incentive award in 2008 to five business days after the release of year-end financial results, in order for any material, non-public information to be released before awards were made. The timing of the awards was not otherwise coordinated with the release of material, non-public information. The committee considered separating the long-term incentive award, but felt this would lead to confusion and lessen the motivational impact achieved by the unified award of both stock options and performance share units at the same time. The timing of awards is included in a policy approved by the committee. In 2009, given that the release of year-end results occurred prior to the committee's meeting, the grant date for the long-term incentive awards was at the first compensation committee meeting of the year. For employees hired or promoted after the date of the annual meeting, any awards made because of the hiring or promotion of such employee are awarded on the final New York Stock Exchange trading day of the quarter in which the hire or promotion occurs.

        Performance Share Units.    The performance share units are earned based on the achievement of total shareholder return over a three-year performance period relative to the performance of a pre-established peer group. The peer group consists of the companies included in the S&P 500 Health Care index as of December 31, excluding those companies classified as Managed Care Providers, which the committee feels represent a substantively different industry segment.

        For the 2009 grant, the peer group includes all of the companies listed under "Market Data Used to Benchmark Pay" above, with the exception of Barr Pharmaceuticals Inc., and the following additional companies:

Abbott Laboratories	Lilly (Eli) & Co.
Allergan Inc.	McKesson Corp.
AmerisourceBergen Corp.	Medco Health Solutions Inc.
Amgen	Medtronic Inc.
Bristol-Myers Squibb	Merck & Co.
Cardinal Health Inc.	Millipore Corp.
Celgene Corp.	Patterson Cos. Inc.
Cephalon Inc.	PerkinElmer
Covidien Ltd.	Pfizer Inc.
DaVita Inc.	Quest Diagnostics
Express Scripts	Schering-Plough
IMS Health Inc.	Tenet Healthcare Corp.
Intuitive Surgical Inc.	Varian Medical Systems
Johnson & Johnson	Waters Corporation
Laboratory Corp. of America Holding	Wyeth
Life Technologies	Zimmer Holdings

        The committee selected total shareholder return as the sole performance measure because it believes that this measure best represents the ultimate performance of the company and the desired outcome for its shareholders. Under the performance share unit program, participants receive target awards based on the competitive market and the committee's assessment of the total compensation opportunity it wants to afford the participant. The target award will be earned if, at the end of the performance period, Hospira's total shareholder return for the three-year period is at the median of the peer group. Participants may earn up to two times the target award if Hospira's total shareholder return reaches or exceeds the 75th percentile of the peer group. Correspondingly, if Hospira's total shareholder return is below median, participants may earn a lesser award. No award will be earned if Hospira's total shareholder return falls below the threshold established by the committee, which is the 25th percentile.

        The payment levels at various percentile rankings against the peer companies are shown in the following table:

Hospira Percentile Rank	% of Units Earned
75th	200%
70th	180%
65th	160%
60th	140%
55th	120%
50th	100%
45th	85%
40th	70%
35th	55%
30th	40%
25th	25%
<25th	0%

        For the 2008-2010 and 2009-2011 performance award cycles, participants may earn a portion of the performance share units originally granted at the end of each year (interim measurement periods) based on Hospira's total shareholder return for those years and Hospira's percentile ranking for these interim measurement periods. The maximum interim amount that may be earned for each of the two interim measurement periods is one-quarter of the performance share units originally granted. This interim amount is earned but still has a one or two year time-vesting period. This interim earn-out was provided because these were the first few years of the program and the committee wanted to provide an incentive for motivating performance during the beginning of the program. For the 2008-2010 cycle, Hospira was at the 80th percentile of peer group total shareholder return based on performance through December 31, 2009. For the 2009-2011 cycle, Hospira was at the 88th percentile of peer group total shareholder return based on performance through December 31, 2009. Based on these results, for 2009 performance, participants earned 25% of the target awards for each performance award cycle. Beginning with the 2010-2012 performance award cycle, the committee determined that interim awards will not be earned. Awards beginning with the 2010-2012 performance award cycle will only be made at the end of the three year performance cycle based on three year total shareholder return percentile ranking as measured against the peer group.

        If a participant's employment with Hospira is involuntarily terminated, or if the participant dies, becomes disabled or retires during the performance period, the number of performance share units earned at the time will be paid within 90 days after the end of the performance period. Payments are not available if termination is due to performance, illegal activity, failure to abide by our code of conduct, or other good cause. For awards made in 2008, if there is a change of control of Hospira during the performance period, the participant will be determined to have earned the maximum award that will be paid within 90 days after such change. For awards made in 2009 and after, the participant will be deemed to have earned the target award following a change in control. This program uses the same definition for change of control as described later in this proxy statement under "Potential Payments upon Change in Control—Change of Control." All performance share units are forfeited if the participant's termination of employment during the performance period is for reasons other than death, disability, retirement or involuntary termination of employment. Although payments are generally made within 90 days following the performance period, participants may elect to defer payment for up to ten years following the end of the performance period.

        During 2009, the committee awarded performance share units to the named officers as follows:

Name	Date of Award	Number of Shares Underlying Award(#)	Value of Award(1)($)	Number of Shares Earned in 2009(2)(#)
Mr. Begley	March 5, 2009	99,231	$2,478,790	31,220
Mr. Kearney	March 5, 2009	36,725	917,391	13,181
Dr. Ramachandra	March 5, 2009	34,675	866,182	12,418
Mr. Squarer	March 5, 2009	22,075	551,434	6,518
Mr. Werner	March 5, 2009	25,950	648,231	9,237

(1)
Amount represents the grant date fair value of the award. For further details, please see Note 1 to the Summary Compensation Table later in this proxy statement.

(2)
Amount represents the number of shares earned for 2009 performance from both the 2008 and 2009 grants.

        Stock Options.    In determining the number of option shares granted to each executive, the committee reviewed analyses provided by Towers Watson. The committee targeted overall award levels at the median of competitive practice for the previously discussed peer group and published survey data. In addition, the committee considered prior award levels and its intent to focus on variable compensation in making these grants. The stock options permit the holder to buy our stock for a price equal to the stock's value when the options were awarded. The stock options vest ratably over three years, but vest immediately upon a change in control. The stock option awards made before 2007 have a ten-year term. All subsequent awards have a seven-year term.

        We view stock options as an important tool in aligning the long-term interests of our stockholders and employees, as recipients only benefit if the stock price appreciates over the long-term. The committee evaluates the structure of long-term equity compensation annually to assure that its reward strategies are aligned with our strategies. Stock options are awarded annually to all eligible employees, including named officers. During 2009, the committee awarded stock options to the named officers as follows:

Name	Date of Award	Number of Shares Underlying Award(#)	Value of Award(1)($)
Mr. Begley	March 5, 2009	227,213	$1,422,353
Mr. Kearney	March 5, 2009	126,450	791,577
Dr. Ramachandra	March 5, 2009	119,150	745,879
Mr. Squarer	March 5, 2009	76,025	475,917
Mr. Werner	March 5, 2009	89,350	559,331

(1)
Amount represents the grant date fair value of the award. The options have an exercise price of $22.15. For further details, please see Note 1 to the Summary Compensation Table later in this proxy statement.

        The exercise price of stock options awarded is the average of the high and low trading prices of Hospira common stock on the date of the award, which we believe is an appropriate measure of the market price of Hospira common stock. The determination of exercise prices is included in a policy approved by the committee.

        Beginning in 2008, we have provided for new provisions in our long-term incentive award agreements under which we may cancel all unexercised stock options and rescind any exercise or payment of stock options during a "recapture period" if:

  •
  For a one-year period after leaving Hospira, a person engages in business that is competitive with Hospira or solicits Hospira's customers and suppliers; or

  •
  For a one-year period following the termination of employment, such person solicits or employs Hospira's employees.

        The recapture period is the 12-month period before or following the date the participant's employment terminates.

        If such stock options are rescinded, the grantee is required to pay to Hospira the amount of any gain realized or payment received and forfeit to Hospira any shares received upon the exercise of such stock options during the recapture period. Performance share units are also subject to similar provisions that allow Hospira to terminate unearned awards and seek the return of any gains the participant makes after the awards are vested. We have also instituted a new recapture policy relating to restatements of financial results as described in the section captioned "2009 Compensation Discussion and Analysis—Assessment of Risk and Executive Compensation Recovery Policy."

CEO Long-Term Equity Compensation

        In 2009, the chief executive officer's total long-term incentive "opportunity" grant decreased slightly from a total Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" ("SFAS No. 123R") value of $4 million in 2008 to $3.9 million due to market conditions and the price of Hospira stock. Opportunity is defined as the SFAS No. 123R value that is disclosed later on in this proxy statement in the Summary Compensation Table which is the potential amount the executive can earn at the time of grant. The chart below shows the chief executive officer's total long-term incentive opportunity grants in the past three years compared to the median long-term incentive grants of the compensation peer group in that year.

	Hospira's Chief Executive Officer Long-Term Incentive Grants (in '000s)($)	Compensation Peer Group—Median Long-Term Incentive Grants (in '000s)($)
2007	$3,224	$4,708
2008	4,002	6,092
2009	3,901	Not Available

Other

Change of Control Agreements and Severance Pay

        We have in place change of control agreements with the named officers. These agreements are described later in this proxy statement under "Potential Payments upon Change in Control." Payouts under those agreements are conditioned upon a change of control and either:

  •
  the executive officer terminating for good reason or being terminated other than for cause during a specified time; or

  •
  for those agreements entered into prior to 2008, the executive officer terminating for any reason during a one-month period that begins six months after the change of control. (This provision has not been, and will not be, included in agreements entered into in 2008 and after.)

        The agreements are designed to retain the named officers and provide continuity of management if there is an actual or threatened change of control and ensure that their compensation and benefit expectations would be satisfied in that event. The agreements with former Abbott officers were entered into at the spin-off and are similar in substance to the agreements that they had with Abbott.

        Our Hospira Corporate Officer Severance Plan provides severance pay and benefits to our corporate officers. The plan covers all our named officers, except our chairman and chief executive officer. This severance plan is described later in this proxy statement under "Potential Payments Upon Involuntary Severance." Payouts under this plan are made to participants whose employment with us terminates involuntarily but will not be made if better benefits are available under a change of control agreement. Payments are also not available if termination is due to performance, illegal activity, failure to abide by our code of conduct, or other good cause. Consistent with our principles, we believe that this offers us a tool to attract, retain and motivate talent through a competitive severance plan that is transparent and consistent among the named officers.

        Upon consultation with the consultant, the committee believes that overall, the agreements and plan are consistent with competitive market practice in both form and value. We do not have employment agreements or other severance agreements in place with the named officers.

Nonqualified Deferred Compensation Plan

        The Hospira Non-Qualified Savings and Investment Plan, a nonqualified deferred compensation plan, went into effect on January 1, 2008. The plan is not funded. All of our named officers and other highly compensated employees under ERISA are eligible to participate in this plan. The plan allows the participants to defer amounts in excess of the limits imposed on 401(k) plans by the Internal Revenue Code. For payroll periods before January 1, 2010, a participant who deferred 3% of his compensation received an employer contribution of 6%. In addition, for any participant who was both an employee and age 40 or older as of December 31, 2004, we made an additional 3% of employer contributions for each of 2008 and 2009. For each payroll period beginning on and after January 1, 2010, a participant who defers the following percentages receives the following employer contributions (both stated as a percentage of the employee's compensation):

Employee Contributions	Employer Matching Contributions
2%	5%
3%	6%
4%	6.5%
5%	7%

        This plan's definition of compensation is the same as our qualified 401(k) plan, which includes regular base pay, sales commission, overtime, shift differentials and paid absences, but excludes discretionary bonuses. It also includes compensation deferred under this plan. Our contributions under this plan are identical to the contributions under our 401(k) plan. Participants are always vested in the amounts they defer under the plan. Our contributions vest after 3 or more years of qualified plan service, the date the participant attains age 55, or upon termination of the plan following a change of control, whichever occurs first. Under these conditions, Mr. Begley, Mr. Kearney, Mr. Squarer and Mr. Werner are fully vested in our contributions under this plan.

        The participant will receive payment of the participant's vested account balance on retirement, death or other termination of employment. Payments are made in a lump sum or, if chosen by the participant, in annual installments not exceeding 10 years. The participant may choose an earlier distribution by specifying a specific date for benefit payments to begin. Within certain limits, the participant may also request an emergency payment in the case of an unforeseeable emergency such as a sudden and unexpected illness or accident or the loss of property that results in severe financial hardship. Amounts deferred under the plan are credited with investment returns based on investment alternatives chosen by the participant, and the participant's account reflects the investment returns of the chosen investment alternatives. The alternatives are similar to those offered under our qualified 401(k) plan. However, the participants have no ownership interest in any of the investment alternatives.

        We adopted this plan to allow our executive officers and other highly compensated employees to save for retirement, which we believe is consistent with competitive market practice.

        Other than the Hospira Non-Qualified Savings and Investment Plan, we do not currently offer a deferred compensation plan, except the Hospira 401(k) Retirement Savings Plan, which allows Hospira executives to participate up to the annual IRS limits on the same terms as all other employees. We offer other benefit plans, such as health, life and disability insurance, to our officers on the same basis as to all other employees.

Executive Share Retention and Ownership Guidelines

        In order to promote equity ownership and further align the interests of management with Hospira's shareholders, we have share retention and ownership guidelines for senior management. Under these guidelines, officers are encouraged to make a substantial investment in stock of the company. The requirements for our named officers are based on the officer's position at Hospira and are as follows:

Position	Name	Minimum Share Ownership Requirement
Chairman and Chief Executive Officer	Christopher B. Begley	125,000
Chief Operating Officer	Terrence C. Kearney	60,000
Senior Vice President, Research and Development, Medical and Regulatory Affairs and Chief Scientific Officer	Sumant Ramachandra	30,000
Chief Commercial Officer	Ron Squarer	25,000
Senior Vice President, Finance and Chief Financial Officer	Thomas E. Werner	30,000

        These share ownership requirements are reviewed annually. The named officers are expected to meet their ownership requirement within five years of becoming a corporate officer, or within five years of the adoption date of the amended ownership guidelines, which was August 2008. Other corporate officers are required to own between 15,000 to 30,000 shares based upon their position at Hospira. The target number of shares can be satisfied with stock held through the Hospira 401(k) Retirement Savings Plan, restricted stock, and performance share units that have been earned. If the guideline is not met within the required time frame, the officer will be required to hold all stock from stock option exercises and restricted share vestings (in both cases, less shares withheld to pay taxes) until the guideline is met. Hospira's named officers have either met or are making adequate progress toward achieving these minimums on time.

Internal Revenue Code Section 162(m)

        Under Section 162(m) of the Internal Revenue Code, Hospira may not take a federal income tax deduction for compensation paid in excess of $1 million to its chief executive officer or any of its four other highest paid executive officers. This limitation does not apply, however, to "performance-based" compensation, as defined under the Federal tax laws, under a plan approved by shareholders. Stock options, performance share units and Hospira's annual incentive awards generally qualify as "performance-based" compensation, as these awards are made under plans approved by shareholders and are, therefore, fully deductible.

        The committee considers the anticipated tax treatment to Hospira and its executive officers when reviewing executive compensation. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the committee's control, also can affect deductibility of compensation.

        The committee will continue to assess alternatives for preserving the deductibility of compensation payments and benefits. However, the committee will not necessarily seek to limit executive compensation to amounts deductible under Section 162(m), since the committee wishes to maintain the flexibility to structure compensation programs in ways that best promote the interests of Hospira and its shareholders.

  COMPENSATION COMMITTEE REPORT

        The compensation committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with Hospira's management. Based on such review and discussions, the committee recommended to Hospira's board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE
    Ronald A. Matricaria (Chair)
    Roger W. Hale
    Jacque J. Sokolov
    Heino von Prondzynski

 EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table presents information on the compensation awarded to, earned by or paid to the named officers.

Name and Principal Position	Year	Salary($)	Bonus($)	Option Awards(1)($)	Stock Awards(1)($)	Non-Equity Incentive Plan Compensation(2)($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings(3)($)	All Other Compensation(4)($)	Total($)
Christopher B. Begley,	2009	$1,050,000	—	$1,422,353	$2,478,790	$2,100,000	$420,374	$94,500	$7,566,017
Chairman and Chief	2008	1,029,231	—	2,401,650	1,600,304	976,740	137,650	92,630	6,238,205
Executive Officer	2007	925,385	—	3,224,250	—	1,225,209	130,465	20,250	5,525,559
Terrence C. Kearney,	2009	625,000	—	1,419,016	917,391	1,000,000	214,132	56,250	4,231,789
Chief Operating Officer(5)	2008	613,461	—	889,500	998,240	465,617	50,234	55,211	3,072,263
	2007	560,000	—	2,463,820	—	593,152	52,116	20,250	3,689,338
Sumant Ramachandra,	2009	475,000	—	745,879	866,182	760,000	—	210,409	3,057,470
Senior Vice President,	2008	228,365	$400,000	810,750	1,514,850	—	—	13,430	2,967,395
Research and Development,
Medical and Regulatory
Affairs and Chief Scientific
Officer(6)
Ron Squarer,	2009	380,000	—	475,917	551,434	532,000	—	22,592	1,961,943
Chief Commercial
Officer(7)
Thomas E. Werner,	2009	445,000	—	559,331	648,231	712,000	—	25,673	2,390,235
Senior Vice President,	2008	435,769	—	616,720	686,290	330,749	—	25,119	2,094,647
Finance and Chief Financial	2007	398,077	—	859,800	—	421,643	—	13,500	1,693,020
Officer

(1)
These amounts represent the grant date fair value of the award. The grant date fair value for stock option awards is determined using the Black-Scholes stock option valuation model and the grant date fair value for performance share unit awards is determined using a Monte Carlo simulation model, consistent with the calculation of compensation expense in Hospira's income statement for the year ended December 31, 2009 (included in its consolidated audited financial statements contained in Hospira's 2009 Annual Report to Shareholders). Please see Note 15 to the financial statements for a description of the assumptions used in making these calculations.

(2)
This compensation is earned as a performance-based incentive bonus, pursuant to the 2004 Hospira, Inc. Performance Incentive Plan, as amended. Additional information about this plan can be found in the section captioned "2009 Compensation Discussion and Analysis—Discussion of Compensation Program—Annual Cash Incentive Award."

(3)
These amounts represent the aggregate change during 2009 in the actuarial present value of the officer's accumulated benefit under the qualified and non-qualified pension plans described under "2009 Pension Benefits."

(4)
These amounts represent Hospira's contributions to the named officers' accounts in the Hospira 401(k) Retirement Savings Plan and the Hospira Non-Qualified Savings and Investment Plan, respectively, as follows: C. Begley: $21,808/$72,692; T. Kearney: $21,635/$34,615; S. Ramachandra: $14,700/$13,154; R. Squarer: $14,700/$7,892; and T. Werner: $13,350/$12,323.

The amount listed for Dr. Ramachandra also includes $120,953 that was paid to compensate him for the expenses that he incurred in relocating to Illinois and $61,602 for payments made to him to cover any taxes on his income attributable to relocation benefits.

(5)
The amount included for Mr. Kearney in the option awards column for 2009 and 2007 includes the grant date fair value attributable to replacement stock options. These options were issued from option grants that were originally converted from Abbott stock options at the time of Hospira's spin-off and included the replacement feature. $627,439 and $887,520 of the expense in the 2009 and 2007 option awards column, respectively, for Mr. Kearney are attributable to replacement stock options. For these replacement options, the assumptions used in making these calculations are: expected volatility of 30% for 2009 and ranging between 31% and 34% for 2007, dividend yield of 0.0% for 2009 and 2007, risk-free interest ranging between 1.3% and 2.7% for 2009 and 4.5% and 3.5% for 2007, and an option life of 2.5 years for 2009 and 2.8 years for 2007.

(6)
Dr. Ramachandra was hired as Senior Vice President and Chief Scientific Officer on July 7, 2008. The amount paid to him under the "Bonus" column for 2008 included a $200,000 one-time, sign-on bonus. In addition, the terms of his hire included a guaranteed minimum bonus of $200,000. The amount listed for Dr. Ramachandra under "Stock Awards" for 2008 includes the grant date fair value for an award of 15,000 restricted shares and 15,000 performance share units in connection with his hire in 2008.

(7)
Mr. Squarer became Hospira's Chief Commercial Officer effective in February 2010. Prior to that time and for most of 2009, he was Senior Vice President, Global Marketing and Corporate Development.

 Grants of Plan-Based Awards During 2009

        The following table provides information regarding each plan-based award made to our named officers during 2009.

								All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)		Grant Date Fair Value of Stock and Option Awards(3)($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)
										Exercise Price of Option Awards($/Sh.)
	Grant Date
Name		Threshold($)	Target($)	Maximum($)	Threshold(#)	Target(#)	Maximum(#)
Christopher B. Begley	3/5/09(4)	—	—	—	—	—	—	—	227,213	$22.15	$1,422,353
	3/5/09(5)	—	—	—	24,808	99,231	198,462	—	—	—	2,478,790
		$525,000	$1,050,000	$2,100,000	—	—	—	—	—	—	—
Terrence C. Kearney	3/5/09(4)	—	—	—	—	—	—	—	126,450	22.15	791,577
	9/29/09(6)	—	—	—	—	—	—	—	10,004	44.87	82,333
	10/19/09(6)	—	—	—	—	—	—	—	54,078	46.19	545,106
	3/5/09(5)	—	—	—	9,181	36,725	73,450	—	—	—	917,391
		250,000	500,000	1,000,000	—	—	—	—	—	—	—
Sumant Ramachandra	3/5/09(4)	—	—	—	—	—	—	—	119,150	22.15	745,879
	3/5/09(5)	—	—	—	8,669	34,675	69,350	—	—	—	866,182
		190,000	380,000	760,000	—	—	—	—	—	—	—
Ron Squarer	3/5/09(4)	—	—	—	—	—	—	—	76,025	22.15	475,917
	3/5/09(5)	—	—	—	5,519	22,075	44,150	—	—	—	551,434
		133,000	266,000	532,000	—	—	—	—	—	—	—
Thomas E. Werner	3/5/09(4)	—	—	—	—	—	—	—	89,350	22.15	559,331
	3/5/09(5)	—	—	—	6,488	25,950	51,900	—	—	—	648,231
		178,000	356,000	712,000	—	—	—	—	—	—	—

(1)
The awards described in the columns under "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" were paid in February 2010 and are presented in the "Non-Equity Incentive Plan Compensation" column in the preceding Summary Compensation Table. See "2009 Compensation Discussion and Analysis—Discussion of Compensation Program—Annual Cash Incentive Award" above for a description of our annual cash incentive program. The amounts presented under the threshold, target, and maximum columns represent the payout if performance goals were met at the threshold, target, or maximum level, respectively, established by the committee. If no goals were met at or above the threshold level, no payout would be made.

(2)
The amounts described in the "Target" column reflect the number of performance share units awarded to each named officer on March 5, 2009. They represent the amount the individual will receive if the target performance goals are met. The amounts in the "Target" column represent the payout if total shareholder return reaches the 50th percentile compared to a pre-established peer group. If the minimum performance goals are not met at the "Threshold" level (25% compared to a pre-established peer group), no payout would be made. The amounts in the "Maximum" column reflect the payout if total shareholder return reaches the 75th percentile compared to a pre-established peer group. Any awards earned during the 2009-2011 performance award cycles will vest and will be paid in Hospira stock after the end of the performance cycle if the executive remains employed during the performance period, except for departures arising from death, retirement or a change of control of Hospira. See "2009 Compensation Discussion and Analysis—Discussion of Compensation Program—Long-Term Equity Compensation" above for a description of our performance share unit award program.

(3)
The value of Hospira performance share unit and stock option awards is determined using the Monte Carlo simulation model and the Black-Scholes stock option valuation model, respectively, consistent with the calculation of compensation expense in Hospira's income statement for the year ended December 31, 2009 included in its consolidated audited financial statements contained in Hospira's 2009 Annual Report to Shareholders. Please see Note 15 to the financial statements and Note 5 to the preceding Summary Compensation Table for a description of the assumptions used in making these calculations.

(4)
Awarded in connection with Hospira's annual long-term equity award. The exercise price for these stock options is the average of the high and low trading prices of Hospira common stock on the New York Stock Exchange on the date of the award. These stock options vest equally in three annual installments and have a seven-year term.

(5)
Awarded in connection with Hospira's annual long-term equity award. These performance share units are earned and vest based on the achievement of total shareholder return over a three-year performance period, beginning on January 1, 2009 and ending on December 31, 2011 relative to the performance of a pre-established peer group.

(6)
Issued in connection with the exercise of options that were converted from Abbott stock options at the time of the spin-off that contained a replacement feature. Pursuant to the replacement feature, when the original option was exercised and the exercise price and applicable withholding taxes were paid with Hospira common stock, replacement options were granted for the number of shares used to make that payment. The replacement option has an exercise price equal to the closing market price of Hospira common stock on the day before the replacement option is granted (which is the deemed value of the stock used to pay the exercise price and withholding taxes), is exercisable in full six months after the date of grant, and has a term expiring on the expiration date of the original grant.

 Outstanding Equity Awards at December 31, 2009

        The following table provides information regarding outstanding equity awards held by each named officer as of December 31, 2009, including the number of exercisable and unexercisable stock options held at that time. All awards described below are awarded under the Hospira 2004 Long-Term Stock Incentive Plan, as amended. The market value of the awards listed below is based on the closing market price for Hospira common stock on the New York Stock Exchange on December 31, 2009, which was $51.

		Option Awards(1)					Stock Awards(2)
Name	Grant Dates	Number of securities underlying unexercised options— exercisable(#)	Number of securities underlying unexercised options— unexercisable(#)		Option exercise price($/Sh.)	Option expiration date	Number of shares or units of stock that have not vested(#)		Market value of shares or units of stock that have not vested($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)
Christopher B. Begley	5/4/04	500,000			$26.50	5/3/14
	5/9/05	225,000			32.47	5/9/15
	5/17/06	195,000			41.90	5/17/16
	5/15/07	150,000	75,000	(3)	39.97	5/15/14
	3/6/08	67,500	135,000	(4)	43.18	3/6/15
	3/5/09		227,213	(5)	22.15	3/5/16
	3/6/08						10,805		$551,055	40,495	$2,065,245
	3/5/09						24,807		1,265,157	173,655	8,856,405
Terrence C. Kearney	3/2/07	33,779			39.22	2/9/11
	11/28/07	6,349			42.66	2/9/11
	12/10/07	6,781			43.93	10/29/11
	6/16/06	51,386			43.59	2/14/13
	11/28/07	42			42.66	2/14/13
	11/29/07	2,730			43.00	2/14/13
	11/28/07	9,770			42.66	2/20/14
	6/14/05	10,689			39.26	2/20/14
	5/4/04	90,000			26.50	5/3/14
	5/15/07	73,333	36,667	(3)	39.97	5/15/14
	3/6/08	25,000	50,000	(4)	43.18	3/6/15
	5/9/05	70,000			32.47	5/9/15
	5/17/06	90,000			41.90	5/17/16
	3/5/09		126,450	(5)	22.15	3/5/16
	9/29/09		10,004	(6)	44.87	2/20/14
	10/19/09		54,078	(7)	46.19	2/15/12
	3/6/08						6,740		343,740	25,260	1,288,260
	3/5/09						9,181		468,231	64,269	3,277,719
Sumant Ramachandra	9/30/08	25,000	50,000	(8)	38.60	9/30/15
	3/5/09		119,150	(5)	22.15	3/5/16
	9/30/08						15,000	(9)	765,000
	9/30/08						6,318		322,218	23,682	1,207,782
	3/5/09						8,668		442,068	60,682	3,094,782
Ron Squarer	3/30/07	13,333	6,667	(6)	40.78	3/30/17
	5/15/07	20,000	10,000	(3)	39.97	5/15/14
	5/15/07	10,000	5,000	(3)	39.97	5/15/17
	3/6/08	6,667	13,333	(4)	43.18	3/6/15
	3/5/09		76,025	(5)	22.15	3/5/16
	3/30/07						10,000	(9)	510,000
	3/6/08						1,685		85,935	6,315	322,065
	3/5/09						5,518		281,418	38,632	1,970,232
Thomas E. Werner	9/29/06	30,000			38.13	9/29/16
	5/15/07	40,000	20,000	(3)	39.97	5/15/14
	3/6/08	17,334	34,666	(4)	43.18	3/6/15
	3/5/09		89,350	(5)	22.15	3/5/16
	3/6/08						4,633		236,283	17,367	885,717
	3/5/09						6,487		330,837	45,413	2,316,063

(1)
Except as noted, these options are fully vested. The options vest in three equal annual installments, with the first one-third vesting on the first anniversary of the grant date.

(2)
See "2009 Compensation Discussion and Analysis—Discussion of Compensation Program—Long-Term Equity Compensation" above for a description of our performance share unit award program. The number of performance share units listed in the column entitled "Number of shares or units of stock that have not vested" have already been earned by the named officers. Any units earned from the 2008 and 2009 awards will vest and will be paid in Hospira stock after the end of the performance cycle if the executive remains employed during the performance period, except for departures arising from death, retirement or a change of control of Hospira. The end of the performance cycle for the 2008 performance share unit award is December 31, 2010, and for the 2009 award, December 31, 2011.

The number of performance share units reported in the equity incentive plan award column assumes a maximum payout of 200% of the performance share units that were granted, and deducts from the maximum payout, the number of units that have already been earned. In accordance with SEC regulations, a maximum payout is assumed because the performance goal as measured on December 31, 2009 would have resulted in the maximum payout of 200% had that date been the end of the applicable multi-year performance period. Final payouts under the performance share units will not be known until the respective performance period is completed. Therefore, upon vesting, fewer shares than reported above may be paid out under the performance share unit awards.

(3)
These options vest on May 15, 2010.

(4)
One-half of these options vest on March 6, 2010 and 2011.

(5)
One-third of these options vest on March 5, 2010, 2011 and 2012.

(6)
These options vest on March 30, 2010.

(7)
These options vest on April 20, 2010.

(8)
One-half of these options vest on September 30, 2010 and 2011.

(9)
These numbers reflect restricted stock awards made to Dr. Ramachandra and Mr. Squarer in September 2008 and March 2007, respectively. Dr. Ramachandra's award vests on September 30, 2011, and Mr. Squarer's award vests on March 30, 2010.

Option Exercises and Stock Vested During 2009

        The following table shows for each named officer the number of shares acquired on the exercise of Hospira stock options during 2009 and the value realized on exercise. The named officers did not have any stock that vested in 2009.

Option Awards
Name	Number of Shares Acquired on Exercise(1)(#)	Value Realized on Exercise(2)($)
Christopher B. Begley	—	—
Terrence C. Kearney	92,715	$843,395
Sumant Ramachandra	—	—
Ron Squarer	—	—
Thomas E. Werner	—	—

(1)
The exercises described above involved a cashless exercise and an exercise paid for by tendering shares of our common stock that Mr. Kearney previously owned. After taking into account the shares tendered or sold to pay the exercise price, Mr. Kearney only received 11,244 additional shares of our common stock from the exercise.

(2)
The value realized is equal to the difference between the option exercise price and the fair market value of our common stock on the dates of exercise, multiplied by the total number of options exercised (without any netting for tendering of previously owned shares in connection with satisfaction of the exercise price). After taking into account the shares tendered to pay the exercise price, Mr. Kearney's net value realized on exercise was $109,258.

 2009 Pension Benefits

        The following table shows the number of years of credited service and the present value of the accumulated benefit obligation for Mr. Begley and Mr. Kearney for each applicable plan. Dr. Ramachandra, Mr. Squarer, and Mr. Werner are not entitled to any pension benefits since they joined Hospira in 2008, 2007 and 2006, respectively. The assumptions used to calculate the accumulated benefit obligation are described in Note 8 to the consolidated audited financial statements contained in Hospira's Annual Report to Shareholders. No payments under any plan were made to the named officers.

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefit($)
Christopher B. Begley	Abbott/Hospira Transitional Annuity Retirement Plan	18	$487,245
	Hospira Supplemental Pension Plan	18	3,659,390
Terrence C. Kearney	Abbott/Hospira Transitional Annuity Retirement Plan	25	566,930
	Hospira Supplemental Pension Plan	25	1,328,793
Sumant Ramachandra	None	—	—
Ron Squarer	None	—	—
Thomas E. Werner	None	—	—

        Before our spin-off from Abbott, Mr. Begley and Mr. Kearney were participants in Abbott's defined benefit pension plans. Effective as of the time of the spin-off, we adopted a qualified pension plan, the Abbott/Hospira Transitional Annuity Retirement Plan, which replicated, in all material respects, the benefit formulas under Abbott's plan.

        Description of Plans.    The qualified pension plan's benefits are determined through stated formulas, which are based on an employee's benefit service years and final earnings. Our employees received credit under our plan for qualifying service years and earnings with Abbott. Earnings include base salary and bonus payments under our annual cash incentive plan. An employee's final earnings under the plan are calculated as the average of the employee's earnings for the highest five of the last ten years of service through December 31, 2004.

        The plan's normal retirement date is the last day of the month after the employee reaches age 65. However, an employee hired before January 1, 2004 may choose to retire as early as the last day of any month after he reaches age 50 and has at least 10 years of service, or after he reaches age 55 and his age plus years of service total 70 or more. Any such employee may also retire early on the last day of any month after he reaches age 55 if, by age 65, his age plus years of service would total 94 or more. Employees hired after January 1, 2004 may retire early on the last day of the month after they reach age 55 and have at least 10 years of service.

        In all cases, for service from January 1, 2004 through December 31, 2004, if the employee retires before age 55 the plan benefit is actuarially reduced for each year that payments are made before age 65. This means that the benefit payments are reduced proportionally so that employees receiving benefits before age 65 receive roughly the same value as those who begin receiving benefits at age 65. This is a complex calculation that is based on mortality and interest rate assumptions.

        Mr. Begley and Mr. Kearney are eligible for our qualified plan benefits. They are currently eligible for early retirement. Dr. Ramachandra, Mr. Squarer, and Mr. Werner do not qualify as eligible participants under the plan and are not entitled to receive any of its benefits.

        The Internal Revenue Code and qualified plan documents place limits on the amount and types of earnings that can be considered as compensation under the plan. The Internal Revenue Code also places a dollar limit on the annual payments that may be paid from the plan. At the time of the spin-off, we also adopted a non-qualified supplemental pension plan, the Hospira Supplemental Pension Plan. The plan replicates, in all material respects, the plan provisions under Abbott's non-qualified supplemental pension plan. The plan generally provides benefits to those individuals who participate in our pension plan and whose earnings exceed limits imposed by the Internal Revenue Code or, in certain cases, the qualified plan's definition of compensation. Mr. Begley and Mr. Kearney were participants in the non-qualified plan.

        The non-qualified pension plan also provides an additional benefit, which is a monthly pension commencing on the officer's normal retirement date under the qualified plan and payable as a life annuity equal to 0.006% of the officer's earnings for each of the first 20 years of benefit service occurring after age 35. Additionally, the non-qualified pension plan allows such officers to retire at age 60 without early benefit reductions that would have applied under the qualified plan for early retirements.

        Freezing of Plans.    As a result of our evaluation of our benefit programs, effective December 31, 2004, benefits under the qualified and non-qualified pension plans were frozen. Eligible employees continued to earn benefits based on pay and years of service earned through December 31, 2004, and are entitled to all vested benefits earned when they retire. As a result of the freezing of the benefits, our employees, including the named officers, will not accrue additional years of benefit service after 2004 and their compensation earned after 2004 will not be taken into account for purposes of calculating the benefits. However, service earned after December 31, 2004 is counted toward vesting and for determining eligibility for retirement.

2009 Non-Qualified Deferred Compensation

        The following table provides certain information regarding compensation paid by us and deferred by our named officers under the Hospira Non-Qualified Savings and Investment Plan, our nonqualified deferred compensation plan, which went into effect on January 1, 2008. No payments were made to the named officers from this plan.

Name	Executive Contributions in Last Fiscal Year(1)	Registrant Contributions in Last Fiscal Year(2)	Aggregate Earnings in Last Fiscal Year(3)	Aggregate Withdrawals in Last Fiscal Year	Aggregate Balance at Last Fiscal Year End
Christopher B. Begley	$145,385	$72,692	$(3,613)	$0	$396,371
Terrence C. Kearney	69,231	34,615	35,421	0	233,698
Sumant Ramachandra	39,462	13,154	25,710	0	124,844
Ron Squarer	13,154	7,892	7,991	0	50,128
Thomas E. Werner	36,969	12,323	18,503	0	113,476

(1)
These amounts are included in the amounts of salary and bonus for 2009 reported in the preceding Summary Compensation Table.

(2)
These amounts are included in the all other compensation column in the preceding Summary Compensation Table.

(3)
These amounts are not reported in the Summary Compensation Table because they are not above-market or preferential earnings.

        See "Other—Nonqualified Deferred Compensation Plan" above for a description of our nonqualified deferred compensation plan.

Stock Option Provisions Regarding Termination of Employment

        Our stock options generally expire three months after an employee's termination of employment. However, the stock options will remain in force for their term if the holder dies during employment or retirement, retires, or becomes disabled during employment. During that period, the options continue to vest and may be exercised. For options granted before 2005, an individual is considered to have retired if his employment terminates at or after the time he reaches age 55 and has 10 years of service or if he retires under a Hospira-sponsored defined benefit retirement plan (which generally requires that the participant be 50 years old with at least 10 years of service). Mr. Begley and Mr. Kearney are currently eligible for retirement under these conditions. For options granted in and after 2005, an individual is considered to have retired if his employment terminates at or after he reaches age 55 and has 10 years of service. Mr. Begley and Mr. Kearney are currently eligible for retirement under options granted in and after 2005. Dr. Ramachandra, Mr. Squarer, and Mr. Werner are not currently eligible for retirement under any of the option awards.

Potential Payments upon Change in Control

        We have change in control agreements with the named officers. The terms of those agreements are summarized below:

        Term.    The agreements have a three-year term and, at the end of each year, automatically renew for a year unless we give the officer notice that the agreement will not be extended. The existing agreements terminate on December 31, 2012. If a change in control occurs, the agreements will extend for two years following the change in control.

        Triggering Events.    During the term of the agreement, each named officer is entitled to receive benefits as described below if a change of control occurs and:

  •
  the officer is terminated by us for any reason other than cause or permanent disability;

  •
  the officer terminates for good reason, which includes, among other things, reduction in responsibility, reduction in salary, bonus or other compensation or benefits, or relocation of the officer; or

  •
  for those agreements entered into prior to 2008, the officer terminates for any reason during the one-month period following the date that is six months after the change in control. (This provision has not been, and will not be, included in agreements entered into in 2008 and after.)

        An officer is also entitled to those benefits if we terminate the officer's employment if a potential change of control is pending for any reason other than cause or permanent disability. We have made changes to these agreements in order to comply with Section 409A of the Internal Revenue Code and its regulations which affect severance arrangements such as the change in control agreements. Under the changes, payments under the agreements are delayed for 6 months after the officer becomes entitled to them, except for certain welfare benefits.

        Benefits.    In the circumstances described above under "Triggering Events," the officers are entitled to receive:

  •
  2.99 times the officer's annual salary and incentive plan award, with the annual incentive plan award being the highest of:

  •
  the amount that would be paid during the period of termination of employment if the target levels of performance were achieved; and

    •
    the average annual incentive award for the three annual performance periods before the period that includes the termination of employment;

  •
  the prorated annual incentive plan award for the period of termination of employment (calculated as described in the bullet point above);

  •
  for a termination that occurs after the end of a performance period, the unpaid annual incentive plan award for the completed performance period for which the award has not been paid, calculated as the highest of:

  •
  the amount that would be paid during the period of termination of employment if the target levels of performance were achieved;

  •
  the actual amount that would have been paid for the completed period as determined under the terms of the annual incentive plan; and

  •
  the average annual incentive award for the three annual performance periods before the period of termination of employment;

  •
  an extra three years addition to actual age on the date of termination for purposes of determining the eligibility for subsidized early retirement benefits;

  •
  up to three years of additional employee benefits, including medical, dental, health and accident, prescription, disability and life insurance coverage, as received by the officer before the change in control;

  •
  up to three years of outplacement services;

  •
  full vesting under applicable agreements of stock awards and options; and

  •
  payment of excise taxes, and taxes and other payment obligations as a result of having those excise taxes reimbursed. (This provision has not been, and will not be, included in agreements entered into in 2009 and after.)

For Mr. Squarer, the amount of benefits described above are determined by replacing "2.99" with "2.00" and "three years" with "two years" wherever they appear above.

        Change of Control.    Under the agreements, a change of control occurs on any date on which:

  •
  any person or group that does not already have 30% of voting power acquires or has acquired during the 12 month period preceding the most recent acquisition ownership of our stock possessing 30% or more of the total voting power of our stock;

  •
  the majority of our board is replaced during any 12 month period by directors whose appointment or election is not endorsed by a majority of the board members before the date of the appointment or election;

  •
  any person or group that does not already have more than 50% stock ownership acquires stock ownership that, together with stock already owned by the person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; or

  •
  any person or group acquires or has acquired during the 12 month period ending on the date of the most recent acquisition our assets with a total gross fair market value of 40% or more of the total gross fair market value of our assets immediately before such acquisition or acquisitions.

        If each named officer had his employment terminated on December 31, 2009 (the last business day of the year) under the circumstances described above under "Triggering Events," we estimate that the officer would receive the benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid, which would only be known at the time that they become eligible for payment and would only be payable if a change in control were to occur. The table reflects the amount that could be payable under the arrangements assuming that the change of control occurred at December 31, 2009, including a gross-up for certain taxes in the event that any payments made in connection with a change in control would be subject to the excise tax imposed by the Internal Revenue Code.

Officer	2.99 Times Salary and Bonus Payment(1)	2009 Incentive(2)	Value of Employee Benefits and Services	Pension(3)	Accelerated Vesting of Stock Options(4)	Accelerated Vesting of Performance Shares or Restricted Shares(5)	Excise Taxes and Related Payments(6)	Total
Christopher B. Begley	$6,279,000	$1,050,000	$132,788	$154,719	$8,438,044	$7,677,081	$5,430,417	$29,162,049
Terrence C. Kearney	3,363,750	500,000	132,820	65,816	4,764,961	3,504,975	2,360,319	14,692,641
Sumant Ramachandra	2,616,250	400,000	131,070	31,211	4,057,477	4,063,425	3,284,793	14,584,226
Ron Squarer	1,292,000	266,000	86,931	—	2,531,173	2,043,825	1,436,019	7,655,948
Thomas E. Werner	2,532,404	401,958	130,980	—	3,069,436	2,445,450	2,641,928	11,222,156

(1)
Mr. Squarer would receive 2 times salary and bonus, and not 2.99.

(2)
The 2009 incentive calculation assumes that, for purposes of the agreement, termination occurred immediately before the time of completion of the 2009 incentive period.

(3)
For Mr. Begley and Mr. Kearney, this amount represents the difference between the value of the lump-sum payout under the supplemental pension plan and the present value of vested benefits under the plan, taking into account three additional years of age for purposes of determining retirement eligibility. For Dr. Ramachandra, this amount represents the vesting of $31,211 of company contributions under the Hospira Non-Qualified Savings and Investment Plan, and assumes termination of the plan as of December 31, 2009 following a change in control.

(4)
Represents the in-the-money value of all unvested stock options, which vest upon a change in control, held by such person on December 31, 2009. The amounts were calculated using the closing market price of Hospira common stock on December 31, 2009, $51, minus the per share exercise price.

(5)
Represents the value of all performance share units awarded to the officer, assuming a maximum payout for 2008 awards and a target payout for 2009 awards. For Dr. Ramachandra and Mr. Squarer, this column also includes $765,000 and $510,000, respectively, which represents the value of their unvested restricted stock awards, which would become vested on a change in control. These amounts were calculated by multiplying the number of performance share units, as described above, or unvested restricted shares, by the closing market price of Hospira common stock on December 31, 2009, $51.

(6)
The excise tax and related payments are based upon a 20% excise tax, grossed up for additional taxes, on the amount by which the change of control payments and other benefits exceeded each officer's base period earnings. For purposes of the calculation, we assumed that the 2009 bonus related to services rendered before the change of control.

Potential Payments Upon Involuntary Severance

        The Hospira Corporate Officer Severance Plan provides severance pay and benefits to our officers who are elected by our board or designated by the compensation committee. Our chairman and chief executive officer is not eligible for pay or benefits under this plan. The terms of this plan are summarized below.

        Triggering Events.    An officer becomes eligible to receive severance pay if we terminate his or her employment for any of the following reasons:

  •
  the officer's position is eliminated due to a reduction in force or other restructuring; or

  •
  the officer's employment is involuntarily terminated for reasons that are not related to performance, illegal activity, failure to abide by our code of conduct, or other good cause.

        Conditions.    An officer receiving benefits under our long-term disability will not be entitled to severance pay. To receive benefits, the officer must meet these additional requirements:

  •
  not be eligible for transfer to another position with us;

  •
  sign a two-year non-compete and confidentiality agreement;

  •
  return all our property and information;

  •
  agree to pay all outstanding amounts owed to us and authorize us to withhold any outstanding amounts from his or her final paycheck and/or severance pay; and

  •
  if the officer is receiving benefits under our short-term disability plan, then the officer will be entitled to severance pay at the end of the period of payment of short-term disability only if the officer is not then eligible for benefits under our long-term disability plan and we do not offer the officer employment with us that is comparable to what he held at the time the short-term disability commenced.

        Benefits.    If the officer satisfies the conditions described above under "Triggering Events" and "Conditions," the officer is entitled to receive:

  •
  a lump sum payment in cash, after deduction of federal, state and local income taxes, of:

  •
  2 years of the officer's base salary at the rate in effect on the date of termination;

  •
  if the officer's date of termination occurs after the end of the performance period of an annual incentive bonus award in which the officer participates, and before the award has been paid, a lump sum payment in cash for such prior performance period, as determined under the terms of that incentive award arrangement; and

  •
  for the year of termination, the officer's pro rata annual incentive bonus award through the date of termination, with the determination of the amount of such award based on the terms of our performance incentive plan for those who participate in that plan and, for all others, based on an assumption that the target level of performance has been achieved;

  •
  a lump sum payment equivalent to 130% of the cost of 72 weeks of COBRA continuation coverage in lieu of any continued medical, dental, vision, and other welfare benefits we offer; and

  •
  up to twelve months of outplacement services.

        If each named officer, except the CEO, had his employment terminated on December 31, 2009 (the last business day of the year) under the circumstances described above under "Triggering Events" and "Conditions," we estimate that the officer would receive the benefits described below. These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid, which would only be known at the time that they become eligible for payment.

Officer(1)	2 Years Base Salary	2009 Bonus Payment	Value of Outplacement Services	130% COBRA Coverage Payment	Total
Terrence C. Kearney	$1,250,000	$1,000,000	$30,000	$26,860	$2,306,860
Sumant Ramachandra	950,000	760,000	30,000	26,860	1,766,860
Ron Squarer	760,000	532,000	30,000	26,860	1,348,860
Thomas E. Werner	890,000	712,000	30,000	26,860	1,658,860

(1)
Mr. Begley does not participate in the plan.

Other Termination Events

        A named officer's service may terminate for reasons other than a change in control or the reasons described in Hospira's severance plan, such as death, disability, resignation or retirement. Upon one of those termination events, a named officer would not be entitled to any special benefits which are not generally available to all our employees. As is the case with any other employee in a similar circumstance, the named officer would only be entitled to receive the benefits he earned at the time of termination, which could include the following:

  •
  any earned performance share units—the named officers' earned units as of December 31, 2009 are included in the table captioned "Outstanding Equity Awards at December 31, 2009";

  •
  any vested options—the named officers' vested options as of December 31, 2009 are included in the table captioned "Outstanding Equity Awards at December 31, 2009"; and

  •
  any earned incentive award for the year—the named officers' incentive awards for 2009 are included under "2009 Compensation Discussion and Analysis—Discussion of Compensation Program—Annual Cash Incentive Award".

        As is the case for any retirement eligible employee, the named officers who are retirement eligible (C. Begley and T. Kearney) would also get the full term of their options, during which unvested options would continue to vest. Their unvested options are included in the table captioned "Outstanding Equity Awards at December 31, 2009."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Executive officers, directors and certain shareholders who own more than ten percent of our common stock are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of their ownership of the common stock with the SEC. Based on our review of the reports and representations made to us by our officers and directors, we believe that all required Section 16(a) reports were timely filed in 2009. Due to administrative oversight, twelve acquisitions of Hospira phantom stock in the company's non-qualified deferred compensation plan in 2008 by Tom Werner and Sumant Ramachandra were mistakenly reported in the aggregate on a Form 5 filed in February 2009, instead of on separate Forms 4 during 2008.

 PROPOSAL 2
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

        The audit committee of our board of directors is empowered to annually appoint a firm of independent registered public accountants to serve as our auditors. The audit committee appointed Deloitte & Touche LLP to serve as our auditors for 2010. Deloitte & Touche LLP has served as our auditors since 2004.

        Although the audit committee has sole authority to appoint auditors, it is seeking the opinion of the shareholders regarding its appointment of Deloitte & Touche LLP as auditors for 2010. For this reason, shareholders are being asked to ratify this appointment. If the shareholders do not ratify the appointment of Deloitte & Touche LLP as auditors for 2010, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Deloitte & Touche LLP.

        Representatives of Deloitte & Touche LLP are expected to be present at the annual meeting and will be given the opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions.

        The board of directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants for 2010.

 ACCOUNTING MATTERS

Fees to Independent Registered Public Accountants

        We incurred the following fees for services performed by Deloitte & Touche LLP for 2008 and 2009.

Audit Fees

        Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for professional services rendered for the integrated audit of our 2008 and 2009 consolidated annual financial statements and internal control over financial reporting, the review of the financial statements included in our Quarterly Reports on Form 10-Q and statutory and regulatory filings, acquisition-related procedures, review of documents filed with the SEC and certain accounting consultations in connection with the audits were $4,855,000 for 2008 and $4,238,000 for 2009.

Audit-Related Fees

        Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for assurance and related services reasonably related to the performance of the audit or review of our financial statements, including due diligence services, accounting consultations and reviews, and other assurance services and not included in the audit fees listed above under "Audit Fees" were $50,000 for 2008 and $0 for 2009.

Tax Fees

        The audit committee of our board of directors has determined that our auditor can provide certain tax services without impairing its independence. Aggregate fees billed or expected to be billed by Deloitte & Touche LLP for tax compliance, tax advice, and tax planning were $123,000 for 2008 and $201,000 for 2009.

All Other Fees

        The audit committee of our board of directors may approve permissible non-audit services classified as "all other services" that it believes are routine and recurring services, and would not impair the independence of the auditor. Deloitte & Touche LLP did not perform services that would be characterized as "all other services" for 2008 or 2009.

Pre-Approval Policy

        The audit committee pre-approves all audit and permissible non-audit services to be provided to us by our independent auditor prior to commencement of services. Prior to engagement of the independent registered public accounting firm for the next year's audit, management will submit a schedule of all proposed services expected to be rendered during that year for each of four categories of services to the audit committee for approval. Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent registered public accounting firm. Mr. Staley, the audit committee chair, has been delegated authority to pre-approve such services up to a specified aggregate fee amount and these pre-approval decisions are presented to the full audit committee at its next scheduled meeting.

 REPORT OF THE AUDIT COMMITTEE

        Management is responsible for Hospira's internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility for performing an audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for expressing an opinion on those financial statements based on its audit as well as expressing an opinion on (1) management's assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed the audited financial statements contained in the 2009 Annual Report on Form 10-K with Hospira's management and Deloitte & Touche LLP.

        The committee has discussed and reviewed with the company's independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. The committee has discussed and reviewed the results of Deloitte & Touche LLP's examination of the financial statements with and without management present.

        The committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor's communications with the committee concerning independence, and has discussed with the independent auditors their independence. The committee has also considered whether the provision of the services described above under the captions "Audit Fees," "Audit Related Fees," "Tax Fees" and "All Other Fees" is compatible with maintaining the independence of the independent auditors.

        During 2009, management completed its documentation, testing and evaluation of the adequacy of Hospira's system of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations. The committee was apprised of the progress of the evaluation by both management and the independent registered accounting firm, and provided oversight and advice to management during this process. At the conclusion of this process, management reviewed with the committee its report on the effectiveness of Hospira's internal control over financial reporting. The committee also received the report from the independent registered accounting firm on management's assessment of Hospira's internal control over financial reporting.

        Based on the reviews and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in Hospira's Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
    John C. Staley, Chair
    Barbara L. Bowles
    Connie R. Curran
    Mark F. Wheeler

 OTHER INFORMATION

        Hospira has been named as a defendant in a lawsuit alleging generally that the spin-off of Hospira from Abbott Laboratories resulted in a mass termination of employees so as to interfere with the future attainment of benefits in violation of the Employee Retirement Security Act of 1974 ("ERISA"). The lawsuit was filed on November 8, 2004 in the United States District Court for the Northern District of Illinois, and is captioned: Myla Nauman, Jane Roller and Michael Loughery v. Abbott Laboratories and Hospira, Inc. Plaintiffs generally seek reinstatement in Abbott benefit plans, disgorgement of profits and attorneys fees. By Order dated December 30, 2005, the Court granted class action status to the lawsuit. As to the sole claim against Hospira, the court certified a class defined as: "all employees of Abbott who were participants in the Abbott Benefit Plans and whose employment with Abbott was terminated between August 22, 2003 and April 30, 2004, as a result of the spin-off of the HPD [Hospital Products Division]/creation of Hospira announced by Abbott on August 22, 2003, and who were eligible for retirement under the Abbott Benefit Plans on the date of their terminations." Solely as a result of the court's ruling and not as a result of any action taken by them, Mr. Begley and Mr. Smith, each of whom were eligible to retire from Abbott as of the time of the spin-off, are members of the class certified by the court against Hospira.

OTHER BUSINESS

        The board of directors is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote on the matter in accordance with their best judgment.

POLICY REGARDING APPROVAL OF RELATED PERSON TRANSACTIONS

        Our corporate governance guidelines require board review prior to entering into related person transactions. The board has adopted written policies and procedures with respect to its review of related person transactions. Those procedures are described below.

        The board must approve any transaction over $120,000 in which the company is a participant and a related person has a direct or indirect material interest. Related persons include directors, executive officers, significant shareholders, their immediate family members and associated entities of these persons.

        If, at any time, we or any of our executive officers or directors become aware of any relationship or potential relationship with a related person, we notify the board and review the facts of that relationship at the next meeting. We annually conduct a review with our executive officers and directors to determine if there are any such relationships, and our executive officers and directors are required to disclose any such relationships to us on an ongoing basis.

        We monitor any known relationships with related persons for changes in facts and circumstances to determine if any such relationships should be re-submitted to the board. Any interested director, including a director whose immediate family member is involved in the transaction, may not participate in the review of any such transaction. The board may delegate the authority to approve related person transactions to any of its independent committees. Hospira did not have any related person transactions in 2009 requiring board approval under this policy.

 OTHER SHAREHOLDER INFORMATION

Shareholder Proposals for the 2011 Annual Meeting

        Under the rules of the SEC, if a shareholder would like to submit a proposal for possible inclusion in the proxy materials for our 2011 annual meeting, the proposal must be received by our corporate secretary on or prior to November 26, 2010. The inclusion of any proposal in the proxy statement and form of proxy for such meeting will be subject to applicable SEC rules.

        Our bylaws set forth certain procedures that shareholders must follow in order to nominate a person for election as a director at an annual meeting or to bring an item of business before an annual meeting. The bylaws require that notice of an intention to nominate a person for director or to bring an item of business before an annual meeting must be received in writing by our corporate secretary not less than 90 days and not more than 120 days prior to the anniversary date of the preceding annual meeting. Accordingly, a shareholder nomination or proposal intended to be considered at the 2011 annual meeting must be received by our corporate secretary no earlier than January 11, 2011 and no later than February 10, 2011. The notice must contain the information required by our bylaws, including information about the shareholder making the proposal or nomination, certain persons associated with such shareholder, and the nominee and/or the item of business.

        We will provide a copy of our bylaws to any shareholder free of charge upon written request to our corporate secretary. All submissions to, or requests from, our corporate secretary must be in writing and should be addressed to:

  Hospira General Counsel and Secretary
  Hospira, Inc.
  275 North Field Drive
  Department NLEG, Building H1
  Lake Forest, Illinois 60045

General

        Shareholders are urged, regardless of the number of shares owned, to vote their shares. Most of our shareholders may vote their shares by telephone or the Internet. Shareholders should follow the instructions provided in the Notice, or if you request printed copies of the materials by mail, complete and return the proxy card in the envelope provided to you. Shareholders who vote by telephone or the Internet do not need to return a proxy card.

By order of the board of directors.

Brian J. Smith
Secretary

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date HOSPIRA, INC. M21386-P89258-Z51759 HOSPIRA, INC. 275 N. FIELD DRIVE LAKE FOREST, IL 60045 For Against Abstain For address changes and/or comments, please check this box and write them on the back where indicated. 0 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 10, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 10, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote FOR the following proposal: 1a. Connie R. Curran 2. Proposal to ratify the appointment of Deloitte & Touche LLP as auditors for Hospira for 2010. Proposals — The Board of Directors recommends that you vote FOR the following: 1. Election of Class III Directors: Nominees: A B C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Non-Voting Items Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. 1b. Heino von Prondzynski 1c. Mark F. Wheeler 0 0 0 0 0 0 0 0 0 0 0 0 For Against Abstain

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. M21387-P89258-Z51759 2010 Annual Meeting of Shareholders Tuesday, May 11, 2010, 9:00 a.m. Mountain Time Ritz-Carlton 1881 Curtis Street Denver, Colorado Present this card or the notice regarding the internet availability of proxy materials at the entrance to the meeting room and government-issued picture identification is required. Directions from DENVER INTERNATIONAL AIRPORT to the Ritz-Carlton, Denver: • Start out going NORTH on PENA Boulevard for 9.7 miles • Merge onto I-70 West via the exit on the LEFT continue for 9.6 miles • Take the BRIGHTON Boulevard / CO-265 exit - EXIT 275B • Turn LEFT onto CO-265 S / BRIGHTON Boulevard and continue to follow BRIGHTON Boulevard for 1.7 miles • BRIGHTON Boulevard becomes BROADWAY • Turn SLIGHT RIGHT onto 18th Street • Take your next RIGHT onto CURTIS Street • The entrance to the hotel will be on the LEFT right before 19th Street. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETATCH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. . . Proxy — Hospira, Inc. PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2010 AT 9:00 A.M., MOUNTAIN TIME RITZ-CARLTON, 1881 CURTIS STREET, DENVER, COLORADO The undersigned appoints Christopher B. Begley and Brian J. Smith and each of them, lawful attorneys and proxies of the undersigned, with full power of substitution to represent the undersigned at the Annual Meeting of Shareholders of Hospira, Inc., to be held on May 11, 2010, and at any adjournment thereof and to vote in accordance with the instructions on the reverse side, all shares of common stock of Hospira, Inc. which the undersigned is entitled to vote. If the undersigned is a participant in the Hospira 401(k) Retirement Savings Plan or the Hospira Puerto Rico Retirement Savings Plan, the undersigned also authorizes the trustee of the plan to vote any shares of Hospira, Inc. common stock credited to the undersigned’s account under such plan at the 2010 Annual Meeting of Shareholders, in accordance with the instructions on the reverse side. INSTRUCTIONS: This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Items 1 and 2 and in accordance with the judgment of the proxy holders on any other matters that are properly brought before the meeting. IMPORTANT: PLEASE SIGN AND DATE THE BACK OF THE CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE OR FOLLOW THE INSTRUCTIONS FOR TELEPHONE OR INTERNET VOTING. PLEASE VOTE YOUR PROXY CARD TODAY! (Items to be voted appear on reverse side.)

QuickLinks

HOSPIRA, INC. PROXY STATEMENT FOR 2010 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 11, 2010 GENERAL INFORMATION
OWNERSHIP OF OUR STOCK
PROPOSAL 1 ELECTION OF DIRECTORS
OUR BOARD OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
2009 COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION Summary Compensation Table
Grants of Plan-Based Awards During 2009
Outstanding Equity Awards at December 31, 2009
Option Exercises and Stock Vested During 2009
2009 Pension Benefits
2009 Non-Qualified Deferred Compensation
PROPOSAL 2 RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
ACCOUNTING MATTERS
REPORT OF THE AUDIT COMMITTEE
OTHER INFORMATION
OTHER BUSINESS
POLICY REGARDING APPROVAL OF RELATED PERSON TRANSACTIONS
OTHER SHAREHOLDER INFORMATION